SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

[Rule 13d-101]

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 204.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

Hyatt Hotels Corporation

(Name of Issuer)

Class A Common Stock, $0.01 par value per share

(Title of Class of Securities)

448579102

(CUSIP Number)

Michael A. Pucker, Esq.

Cathy A. Birkeland, Esq.

Latham & Watkins LLP

233 S. Wacker Drive, Suite 5800

Chicago, Illinois 60606

(312) 876-7700

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 17, 2010

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

(Continued on following pages)

(Page 1 of 20 Pages)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.

Names of Reporting Persons

I.R.S. Identification Nos. of Above Persons (Entities Only)

Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely as co-trustees of the U.S. Situs Trusts (as defined in this Schedule 13D) listed on Appendix A.

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,149,874*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,149,874*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,149,874*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 3.0%*
14.	Type of Reporting Person OO

* Represents shares of the Issuer’s Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), issuable upon conversion of shares of the Issuer’s Class B Common Stock, $0.01 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). As provided in the Issuer’s Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock.

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The Reporting Persons (as defined in this Schedule 13D) are party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of their shares of Common Stock. As a result, the Reporting Persons may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by each Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaims beneficial ownership.

All references to the number of shares outstanding are as of July 31, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as adjusted to account for 539,588 shares of Class B Common Stock that were converted into shares of Class A Common Stock in connection with the Distribution (as defined in this Schedule 13D). The percentage is calculated using the total number of shares of Common Stock beneficially owned by the Reporting Persons and based on 173,922,706 shares of Common Stock outstanding as of July 31, 2010. With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share. The shares of Class B Common Stock owned by the Reporting Persons represent 3.8% of the total voting power of the Common Stock as of July 31, 2010, as adjusted. The percentage of total voting power of the Common Stock is calculated based on the total voting power of the Common Stock outstanding as of July 31, 2010, as adjusted, which is comprised of 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock and assumes that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

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EXPLANATORY NOTE: This Schedule 13D is being filed by the Reporting Persons (as defined in Item 2 below) pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), and Rule 13d-1(a) thereunder, with respect to the shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), of Hyatt Hotels Corporation, a Delaware corporation (the “Issuer”), held by the Reporting Persons, including shares of Class A Common Stock issuable upon conversion of shares of the Issuer’s Class B Common Stock, $0.01 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). As provided in the Issuer’s Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. The Reporting Persons are party to certain agreements with the Separately Filing Group Members (as defined in Item 2 below), which agreements contain, among other things, certain voting agreements and limitations on the sale of their shares of Common Stock. As a result, the Reporting Persons may be deemed to be members of a “group”, within the meaning of Section 13(d)(3) of the Act, comprised of the Reporting Persons and the Separately Filing Group Members (collectively, the “Pritzker Family Group”).

The shares of Common Stock held by the Reporting Persons were previously reported on a Schedule 13G filed on November 4, 2009, as amended, pursuant to Section 13(g) of the Act and Rule 13d-1(d) thereunder.

On August 17, 2010, the Reporting Persons either allocated or distributed, in the aggregate, 75,978,487 shares of Class B Common Stock to certain of the Separately Filing Group Members. In addition, on August 17, 2010, IHE distributed, in the aggregate, 23,765,141 shares of Class B Common Stock to CIBC Trust Company (Bahamas) Limited, solely in the capacity as trustee of non-U.S. situs trusts for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased (the “Non-U.S. Situs Trusts”), certain of the other Separately Filing Group Members and certain other persons, and the trustee of the Non-U.S. Situs Trusts and certain other members of IHE allocated or distributed, in the aggregate, 18,025,104 shares of Class B Common Stock previously held by IHE and its subsidiaries to certain of the Separately Filing Group Members and certain other persons. We refer to all of the above allocations and distributions, collectively, as the “Distribution.” Contemporaneous with the Distribution, certain of the Separately Filing Group Members executed joinders to, and thereby became subject to the provisions of, the agreements described in Item 6 below. The Distribution to the Separately Filing Group Members qualified as a “Permitted Transfer” for purposes of the Issuer’s Amended and Restated Certificate of Incorporation and, accordingly, the shares of Class B Common Stock allocated or distributed to the Separately Filing Group Members remained shares of Class B Common Stock immediately following the Distribution. Certain other persons who received shares in the Distribution are not party to the agreements described in Item 6 below and their shares were converted into shares of Class A Common Stock in connection with the Distribution. The Separately Filing Group Members may be deemed to have become beneficial owners of the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock received in the Distribution, pursuant to Section 13(d) of the Act and Rule 13d-1(a) thereunder, resulting in the obligation to file this Schedule 13D. It is the understanding of the Reporting Persons that the Separately Filing Group Members are filing separate Schedule 13Ds pursuant to Rule 13d-1(k)(2) under the Act with respect to the shares of Common Stock beneficially owned by the Separately Filing Group Members.

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Item 1.	Security and Issuer

This Schedule 13D relates to the Class A Common Stock, $0.01 par value per share, of the Issuer. The address of the principal executive office of the Issuer is 71 South Wacker Drive, 12th Floor, Chicago, Illinois 60606.

Item 2.	Identity and Background

(a)-(c) This Schedule 13D is being filed by Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer (the “Reporting Persons”), not individually, but solely in the capacity as co-trustees of the U.S. situs trusts for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased, listed on Appendix A (the “U.S. Situs Trusts”).

The address of the principal business and principal office of the Reporting Persons is 71 South Wacker Drive, 46th Floor, Chicago, Illinois 60606. The Reporting Persons are principally engaged in the business of investing the assets of the trusts for the benefit of the beneficiaries of such trusts.

The Reporting Persons have entered into a Joint Filing Agreement, dated as of August 26, 2010, a copy of which is attached as Exhibit 1 to this Schedule 13D.

The Reporting Persons may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Act, comprised of the Reporting Persons and the other persons referred to on Schedule B attached to this Schedule 13D (the “Separately Filing Group Members”). It is the understanding of the Reporting Persons that the Separately Filing Group Members are filing separate Schedule 13Ds pursuant to Rule 13d-1(k)(2) under the Act. Schedule B attached to this Schedule 13D sets forth certain information concerning the Separately Filing Group Members, which information is based solely on the information contained in the Schedule 13Ds filed by the Separately Filing Group Members.

(d) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years, none of the Reporting Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.	Source and Amount of Funds or Other Consideration

The Reporting Persons held their shares of Common Stock prior to the initial public offering (the “IPO”) of the Class A Common Stock. The Reporting Persons acquired their shares of Common Stock from time to time prior to the IPO using cash or other assets of the U.S. Situs Trusts.

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Item 4.	Purpose of Transaction

The Reporting Persons held shares of the Common Stock prior to the IPO. The Reporting Persons allocated or distributed, in the aggregate, 75,987,487 shares of Class B Common Stock to certain of the Separately Filing Group Members in the Distribution, which was completed on August 17, 2010.

The Reporting Persons hold their shares of Common Stock for investment purposes. Pursuant to the agreements described in Item 6 below, the shares of Common Stock held by the Reporting Persons are currently required to be voted consistent with the recommendations of the board of directors of the Issuer with respect to all matters (assuming agreement as to any such matter by a majority of a minimum of three independent directors or, in the case of transactions involving the Issuer and an affiliate, assuming agreement of all of such minimum of three independent directors) and are subject to certain transfer and various other restrictions. The Reporting Persons expect to routinely monitor the performance of their investment in the Issuer. In this regard, the Reporting Persons expect to evaluate on a periodic basis the Issuer’s business, financial condition and results of operation, as well as other factors that may be relevant to their investment in the Issuer. In addition, the Reporting Persons may seek the views of, hold active discussions with and respond to inquiries from representatives of the Issuer, the Separately Filing Group Members and other persons regarding the Issuer. Subject to their obligations under the agreements described in Item 6 below, the Reporting Persons may, at any time and from time to time, purchase additional shares of Common Stock or dispose of any shares of Common Stock held by them. Any additional shares of Common Stock acquired by the Reporting Persons will be subject to the agreements described in Item 6 below, for so long as those agreements remain in effect.

Except as described in this Item 4, the Reporting Persons currently have no plans or proposals that relate to or would result in any transaction, event or action set forth in subsections (a) through (j) of Item 4 of Schedule 13D. The Reporting Persons reserve the right to formulate plans or make proposals, and take such action with respect thereto, including any or all of the items set forth in subsections (a) through (j) of Item 4 of Schedule 13D and any other actions, as they may determine.

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Item 5.	Interest in Securities of the Issuer

(a)-(b) As of the date hereof, the Reporting Persons may be deemed to be the beneficial owners of 5,149,874 shares of Class A Common Stock, issuable upon conversion of 5,149,874 shares of Class B Common Stock beneficially owned by the Reporting Persons. The number of shares of Class B Common Stock beneficially owned by the Reporting Persons represents 4.0% of the total number of shares of Class B Common Stock outstanding. The number of shares of Common Stock beneficially owned by the Reporting Persons represents 3.0% of the total number of shares of Common Stock outstanding and 3.8% of the total voting power of the shares of Common Stock outstanding, voting together as a single class, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

Schedule A sets forth, as of the date hereof, the number of shares and percentage of the Class A Common Stock outstanding, the number of shares and percentage of the Class B Common Stock outstanding, the percentage of the total number of shares of Common Stock outstanding, and the percentage of the total voting power of the shares of Common Stock outstanding, voting together as a single class, represented by the shares beneficially owned by each Reporting Person.

Based solely on the information contained in the Schedule 13Ds filed by the Separately Filing Group Members, as set forth in Schedule B described below, as of the date hereof, the Pritzker Family Group in the aggregate may be deemed to be the beneficial owners of 10,121 shares of currently issued Class A Common Stock and 104,353,914 shares of Class A Common Stock issuable upon conversion of 104,353,914 shares of Class B Common Stock beneficially owned by the Pritzker Family Group. The number of shares of Class A Common Stock beneficially owned by the Pritzker Family Group and currently issued represents less than 0.1% of the total number of shares of Class A Common Stock outstanding, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock. The number of shares of Class B Common Stock beneficially owned by the Pritzker Family Group represents 80.6% of the total number of shares of Class B Common Stock outstanding. The number of shares of Common Stock beneficially owned by the Pritzker Family Group represents 60.0% of the total number of shares of Common Stock outstanding and 77.9% of the total voting power of the shares of Common Stock outstanding, voting together as a single class, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

Schedule B sets forth, as of the date hereof, the number of shares and percentage of the Class A Common Stock outstanding, the number of shares and percentage of the Class B Common Stock outstanding, the percentage of the total number of shares of Common Stock outstanding, and the percentage of the total voting power of the shares of Common Stock outstanding, voting together as a single class, represented by the shares beneficially owned by each Separately Filing Group Member. All such information is based solely on the information contained in the Schedule 13Ds filed by the Separately Filing Group Members.

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All references to the number of shares outstanding are as of July 31, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as adjusted to account for 539,588 shares of Class B Common Stock that were converted into shares of Class A Common Stock in connection with the Distribution. The information set forth in this Schedule 13D, including Schedule A and Schedule B hereto, with respect to the percentage of shares of Class A Common Stock beneficially owned is based on 44,456,706 shares of Class A Common Stock outstanding as of July 31, 2010, as adjusted, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock. The information with respect to the percentage of shares of Class B Common Stock beneficially owned is based on 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. The information shown with respect to the percentage of total Common Stock beneficially owned is based on 173,922,706 shares of Common Stock outstanding as of July 31, 2010. The information with respect to the percentage of total voting power is based on 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted, and assumes that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock. With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share.

Each Reporting Person disclaims beneficial ownership of the shares held by any other Reporting Person or any of the Separately Filing Group Members. The filing of this Schedule 13D shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) of the Act or otherwise, the beneficial owner of shares held by any other Reporting Person or any of the Separately Filing Group Members.

(c) The Reporting Persons allocated or distributed, in the aggregate, 75,978,487 shares of Class B Common Stock to certain of the Separately Filing Group Members in the Distribution, which was completed on August 17, 2010. See the Explanatory Note above for a description of the Distribution.

(d) Not applicable.

(e) Not applicable.

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Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The Reporting Persons, together with certain other members of the Pritzker Family Group, are parties to the Global Hyatt Agreement (as defined below), the Agreement Relating to Stock (as defined below), and the 2009 Registration Rights Agreement (as defined below) relating to the Common Stock of the Issuer.

Amended and Restated Global Hyatt Agreement

On October 1, 2009, the Reporting Persons and the adult beneficiaries of the U.S. Situs Trusts, entered into the Amended and Restated Global Hyatt Agreement (the “Global Hyatt Agreement”) pursuant to which they agreed to, among other things, certain voting agreements and limitations on the sale of shares of the Common Stock. Contemporaneous with the Distribution, certain of the Separately Filing Group Members executed joinders to, and thereby became subject to the provisions of, the Global Hyatt Agreement.

The parties to the Global Hyatt Agreement agreed that until the later to occur of (i) January 1, 2015 and (ii) the date upon which more than 75% of the Issuer’s fully diluted shares of Common Stock is owned by persons other than Pritzker family members and spouses (including any U.S. Situs Trusts or non-U.S. situs trusts for the current or future, direct or indirect, vested or contingent, benefit of Pritzker family members and spouses) (the “Lock-Up Expiration Date”), all Pritzkers (as defined in the Global Hyatt Agreement) (and their successors in interest, if applicable), but not the transferees by sale (other than Pritzkers who purchase directly from other Pritzkers), will vote all of their voting securities consistent with the recommendations of the board of directors of the Issuer with respect to all matters (assuming agreement as to any such matter by a majority of a minimum of three independent directors (excluding for such purposes any Pritzker) or, in the case of transactions involving the Issuer and an affiliate, assuming agreement of all of such minimum of three independent directors (excluding for such purposes any Pritzker)). All Pritzkers have agreed to cast and submit by proxy to the Issuer their votes in a manner consistent with the foregoing voting agreement at least five business days prior to the scheduled date of the annual or special meeting of stockholders, as applicable.

In addition, the parties to the Global Hyatt Agreement agreed that until the Lock-Up Expiration Date, all Pritzker family members and spouses (including trusts for the current or future, direct or indirect, vested or contingent, benefit of any Pritzker family members and spouses or affiliates of any thereof) in a “beneficiary group” (as defined below) (including trusts only to the extent of the then current benefit of members of such beneficiary group) may sell up to 25% of their aggregate holdings of the Common Stock, measured as of November 4, 2009, in each 12-month period following November 4, 2009 (without carry-overs), and shall not sell more than such amount during any such period. Upon the unanimous affirmative vote of the independent directors of the Issuer (excluding for such purposes any Pritzker), such 25% limitation may, with respect to each such 12-month period, be increased to a higher percentage or waived entirely. In connection with the IPO, the independent directors of the Issuer unanimously waived such 25% limitation with respect to shares sold in the IPO and U.S. Situs Trusts for the benefit of each beneficiary group collectively sold 26.7% of the beneficiary groups’

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aggregate holdings of the Common Stock in the IPO. No additional shares of Common Stock may be sold prior to November 5, 2010 without the further unanimous affirmative vote of the independent directors of the Issuer. Sales of the Common Stock between and among Pritzkers is permitted without regard to the sale restrictions described above and such sales are not counted against the 25% sale limitation. All shares of the Common Stock owned by each beneficiary group (including trusts only to the extent of the then current benefit of members of such beneficiary group) are freely pledgeable to an institutional lender and such institutional lender will not be subject to the sale restrictions described above upon default and foreclosure.

The Global Hyatt Agreement may be amended, modified, supplemented or restated by the written agreement of the co-trustees of the U.S. Situs Trusts, 75% of the adult beneficiaries named below and a majority of the other adult beneficiaries party to the agreement. Each of Thomas J. Pritzker, Nicholas J. Pritzker, James N. Pritzker, John A. Pritzker, Linda Pritzker, Karen L. Pritzker, Penny Pritzker, Daniel F. Pritzker, Anthony N. Pritzker, Gigi Pritzker Pucker and Jay Robert Pritzker, and their respective lineal descendants and current spouse, if relevant, make up a “beneficiary group.”

Disputes that relate to the subject matter of the Global Hyatt Agreement are subject to arbitration pursuant to the terms of the agreement. The exclusive requirement to arbitrate under the Global Hyatt Agreement does not apply with respect to the manner in which the Issuer’s operations are conducted to the extent the parties (in their capacities as stockholders) and non-Pritzker public stockholders are affected comparably; provided, however, that a party may participate in and benefit from any shareholder litigation initiated by a non-party to the agreement. A party to the agreement may not solicit others to initiate or be a named plaintiff in such litigation (i) unless two thirds of the independent directors (excluding for such purposes any Pritzker) on the board of directors of the Issuer (consisting of at least three independent directors) do not vote in favor of the matter that is the subject of the litigation or (ii) in the case of affiliated transactions reviewed by the board of directors of the Issuer, unless at least one independent director (excluding for such purposes any Pritzker) did not approve the transaction.

The summary of the Global Hyatt Agreement contained in this Item 6 is qualified in its entirety by reference to the Global Hyatt Agreement, which is filed as Exhibit 2 hereto and incorporated herein by reference.

Amended and Restated Agreement Relating to Stock

On October 26, 2009, the Reporting Persons, solely in their capacity as co-trustees of U.S. situs trusts for the benefit of Thomas J. Pritzker, Penny Pritzker and Gigi Pritzker Pucker and their lineal descendants, that own, directly or indirectly, shares of the Common Stock of the Issuer and Thomas J. Pritzker, Penny Pritzker and Gigi Pritzker Pucker and their respective adult lineal descendants entered into an Amended and Restated Agreement Relating to Stock (the “Agreement Relating to Stock”) whereby such parties have agreed to further restrict their ability to transfer certain shares of Common Stock. Contemporaneous with the Distribution, certain of the Separately Filing Group Members executed joinders to, and thereby became subject to the provisions of the Agreement Relating to Stock.

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Subject to limited permitted transfers described in the Agreement Relating to Stock and subject to the terms of the Global Hyatt Agreement described above and that certain Amended and Restated Foreign Global Hyatt Agreement, dated as of October 1, 2009 (the “Foreign Global Hyatt Agreement”), entered into by certain of the Separately Filing Group Members, the parties have agreed that each stockholder party to the Agreement Relating to Stock may transfer up to one-third of its Common Stock held as of August 28, 2007 (or deemed to be held as of such date) to unaffiliated third parties during each 365-day period beginning on the dates that are three and one-half, four and one-half and five and one-half years following the consummation of the IPO; provided that such transfers are accomplished by way of a broad distribution sale.

In addition, each stockholder may transfer up to one-third of its Common Stock held as of August 28, 2007 (or deemed to be held as of such date) to unaffiliated third parties (1) at any time following the end of the first calendar year during which the “existing stockholders” (as described below) owned less than 25% of the Common Stock at any time during such year or (2) at any time following the first date on which the applicable market value of the Class A Common Stock exceeds $44.55 per share; provided that such transfers are accomplished by way of an underwritten public offering or in an otherwise broad distribution sale. The term “existing stockholders” is defined in the agreement to mean (i) members of the Pritzker family who are lineal descendants of Nicholas J. Pritzker, deceased, and their spouses, (ii) trusts for the benefit of such persons, or (iii) affiliates of any such persons listed in clauses (i) and (ii).

In addition, no stockholder party to the Agreement Relating to Stock may transfer (i) the legal or beneficial ownership of any shares of Common Stock held by such stockholder unless such acquiring person’s ownership of Common Stock is not reasonably likely to jeopardize any licensing from a governmental authority, (ii) any Common Stock to a competitor of the Issuer engaged in one or more of the hospitality, lodging or gaming industries, (iii) any Common Stock to an aggregator (i.e., a person who is required to file a Schedule 13D (or successor form) under the Act, disclosing an intent other than for investment) or (iv) any Common Stock that would cause a stockholder to violate any provision of the Agreement Relating to Stock. Such restrictions are qualified by the “actual knowledge” of the transferring stockholder in the case of transfers pursuant to an underwritten public offering or a broad distribution sale.

The transfer restrictions set forth in the Agreement Relating to Stock expire at 11:59 p.m. (Central time) on the earlier of the day after the date that is five and one-half years following November 10, 2009 (the closing of the IPO) or the date on which the stockholders party to that certain Global Hyatt Corporation 2007 Stockholders’ Agreement, dated as of August 28, 2007, by and among Hyatt Hotels Corporation (f/k/a Global Hyatt Corporation) and certain other parties, are released from the transfer restrictions set forth therein. The Agreement Relating to Stock may be amended by the holders of a majority of the restricted stock held by the stockholders party to the agreement and each of Thomas J. Pritzker, Penny Pritzker and Gigi Pritzker Pucker, and may be terminated by the written agreement of each of the parties thereto. Disputes that relate to the subject matter of the Agreement Relating to Stock are subject to arbitration.

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The summary of the Agreement Relating to Stock contained in this Item 6 is qualified in its entirety by reference to the Agreement Relating to Stock, which is filed as Exhibit 3 hereto and incorporated herein by reference.

Registration Rights Agreement

The Reporting Persons and the Separately Filing Group Members are party to, or entitled to rights under, a Registration Rights Agreement, dated as of October 12, 2009, among the Issuer and the domestic and foreign Pritzker stockholders party thereto (the “2009 Registration Rights Agreement”). Pursuant to the 2009 Registration Rights Agreement, the Issuer granted registration rights with respect to shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock to holders of 104,893,502 shares of the Class B Common Stock. Only shares of Class A Common Stock may be registered pursuant to the terms of the 2009 Registration Rights Agreement.

Demand Registration Rights

The Reporting Persons are entitled to certain demand registration rights under the 2009 Registration Rights Agreement. Specifically, the Reporting Persons and the Separately Filing Group Members may request that the Issuer register all or a portion of their shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under the Securities Act of 1933 (the “Securities Act”) if the anticipated aggregate offering amount of such shares of Class A Common Stock exceeds a specified amount and the stockholders making the request are, at the anticipated time of effectiveness of the applicable registration statement, permitted to sell shares of their Common Stock under the applicable lock-up provisions contained in the Global Hyatt Agreement, Foreign Global Hyatt Agreement and the Agreement Related to Stock, and the Issuer is not otherwise prohibited from filing such registration statement under that certain Registration Rights Agreement, dated as of August 28, 2007, by and among the Issuer and certain other parties thereto (the “2007 Registration Rights Agreement”).

Form S-3 Demand Registration Rights

The Reporting Persons are entitled to certain Form S-3 demand registration rights under the 2009 Registration Rights Agreement. Commencing on the date that the Issuer becomes eligible to register securities issued on Form S-3, the Reporting Persons and the Separately Filing Group Members holding the requisite amount of Common Stock may request that the Issuer register all or a portion of their shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under the Securities Act if the anticipated aggregate offering amount of such shares of Class A Common Stock exceeds a specified amount and the stockholders making the request are, at the

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anticipated time of effectiveness of the applicable registration statement, permitted to sell shares of their Common Stock under the applicable lock-up provisions contained in the Global Hyatt Agreement, Foreign Global Hyatt Agreement and the Agreement Related to Stock, and the Issuer is not otherwise prohibited from filing such registration statement under the 2007 Registration Rights Agreement.

Under the 2009 Registration Rights Agreement, the Issuer is not required to effect a demand registration or a Form S-3 demand registration within 180 days after the effective date of a registration statement related to a previous demand or Form S-3 demand registration. In addition, once every twelve months, the Issuer may postpone for up to 120 days the filing or the effectiveness of a registration statement for a demand or a Form S-3 demand registration in certain circumstances described in the 2009 Registration Rights Agreement.

Shelf Registration Rights

The Reporting Persons are entitled to certain “shelf” registration rights with respect to shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under the 2009 Registration Rights Agreement.

Piggyback Registration Rights

The Reporting Persons are entitled to certain “piggyback” registration rights with respect to shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under the 2009 Registration Rights Agreement.

The demand, Form S-3 demand and piggyback registration rights are subject to customary restrictions such as blackout periods and limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

The summary of the 2009 Registration Rights Agreement contained in this Item 6 is qualified in its entirety by reference to the 2009 Registration Rights Agreement, which is filed as Exhibit 4 hereto and incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits

Exhibit 1	Joint Filing Agreement, dated as of August 26, 2010, by and among Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in the capacity as co-trustees of the U.S. Situs Trusts listed on Schedule 1 thereto, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Exhibit 2	Amended and Restated Global Hyatt Agreement, dated as of October 1, 2009, by and among each of the signatories thereto.

CUSIP No. 448579102	13D	Page 14 of 20 Pages

Exhibit 3	Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009, by and among each of the signatories thereto.

Exhibit 4	Hyatt Hotels Corporation Registration Rights Agreement, dated as of October 12, 2009, by and among each of the signatories thereto (incorporated by reference to Exhibit 4.5 to Amendment 3 to the Form S-1 Registration Statement filed by Hyatt Hotels Corporation on October 15, 2009).

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 26th, 2010

U.S. Situs Trusts

/s/ Thomas J. Pritzker
Thomas J. Pritzker, not individually, but solely in the capacity as co-trustee of the U.S. Situs Trusts listed on Appendix A.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg, not individually, but solely in the capacity as co-trustee of the U.S. Situs Trusts listed on Appendix A.

/s/ Karl J. Breyer
Karl J. Breyer, not individually, but solely in the capacity as co-trustee of the U.S. Situs Trusts listed on Appendix A.

[Signature Page to Schedule 13D]

CUSIP No. 448579102	13D	Page 16 of 20 Pages

Appendix A

U.S. Situs Trusts

Name of Trust	Jurisd. of Org.
N.F.P. QSST Trust # 21	Illinois
LaSalle Trust #13	Illinois
LaSalle Trust #14	Illinois
LaSalle Trust #15	Illinois
LaSalle Trust #17	Illinois
LaSalle Trust #18	Illinois
LaSalle Trust #19	Illinois
LaSalle Trust #41	Illinois
LaSalle Trust #42	Illinois
LaSalle Trust #43	Illinois
LaSalle Trust #44	Illinois
LaSalle Trust #45	Illinois
LaSalle Trust #46	Illinois
LaSalle Trust #47	Illinois
LaSalle Trust #48	Illinois
LaSalle Trust #49	Illinois
LaSalle Trust #50	Illinois
LaSalle Trust #51	Illinois
LaSalle Trust #52	Illinois
LaSalle Trust #53	Illinois
LaSalle Trust #54	Illinois
LaSalle Trust #55	Illinois
LaSalle Trust #56	Illinois
LaSalle Trust #57	Illinois
LaSalle Trust #58	Illinois
LaSalle Trust #59	Illinois
LaSalle Trust #60	Illinois
LaSalle Trust #61	Illinois
LaSalle Trust #62	Illinois
LaSalle Trust #63	Illinois
LaSalle Trust #64	Illinois
LaSalle G.C. Trust #2	Illinois
LaSalle G.C. Trust #3	Illinois
LaSalle G.C. Trust #4	Illinois
LaSalle G.C. Trust #5	Illinois
LaSalle G.C. Trust #6	Illinois
LaSalle G.C. Trust #7	Illinois
LaSalle G.C. Trust #8	Illinois
LaSalle G.C. Trust #9	Illinois
LaSalle G.C. Trust #10	Illinois
LaSalle G.C. Trust #11	Illinois
Don Trust #25	N/A
Nicholas Trust	Illinois
Tom Trust	Illinois
Johnny Trust	Illinois
Daniel Trust	Illinois
Jim Trust	Illinois
Linda Trust	Illinois
Karen Trust	Illinois
Penny Trust	Illinois
Tony Trust	Illinois
Jay Robert Trust	Illinois
Gigi Trust	Illinois
R. A. Trust #25	Illinois
Belleview Trust-Oregon Trust #37	N/A
Bly Trust-Oregon Trust #38	N/A
Canyonville Trust-Oregon Trust #39	N/A
Chiloquin Trust-Oregon Trust #41	N/A
Coburg Trust-Oregon Trust #42	N/A
Condon Trust-Oregon Trust #43	N/A
Dayton Trust-Oregon Trust #44	N/A
Dillard Trust-Oregon Trust #45	N/A
Dundee Trust-Oregon Trust #46	N/A
Dunes Trust-Oregon Trust #47	N/A
Elmira Trust-Oregon Trust #48	N/A
Blodgett Trust-Oregon Trust #101	N/A
Broadbent Trust-Oregon Trust #102	N/A
Burlington Trust-Oregon Trust #103	N/A
Brightwood Trust-Oregon Trust #181	N/A
Ophelia Trust-Oregon Trust #182	N/A
Buxton Trust-Oregon Trust #183	N/A
Carver Trust-Oregon Trust #184	N/A
Vale Trust-Oregon Trust #189	N/A
Heppner Trust-Oregon Trust #190	N/A
Moro Trust-Oregon Trust #191	N/A
Tillamook Trust-Oregon Trust #192	N/A
Oakland Trust-Oregon Trust #201	N/A
Oceanside Trust-Oregon Trust #202	N/A
Odell Trust-Oregon Trust #203	N/A
Olney Trust-Oregon Trust #204	N/A
Ophir Trust-Oregon Trust #205	N/A
Orenco Trust-Oregon Trust #206	N/A
Orient Trust-Oregon Trust #207	N/A
Oxbow Trust-Oregon Trust #208	N/A
Newman Trust-Washington Trust #57	Illinois
Rock Trust-Washington Trust #58	Illinois
Roosevelt Trust-Washington Trust #59	Illinois
Shannon Trust-Washington Trust #60	Illinois
Stevens Trust-Washington Trust #61	Illinois
Spectacle Trust-Washington Trust #62	Illinois
Galispell Trust-Washington Trust #63	Illinois
West Trust-Washington Trust #64	Illinois
Gunn Trust-Washington Trust #93	Illinois
Pyramid Trust-Washington Trust #94	Illinois
Signal Trust-Washington Trust #96	Illinois
Pinnacle Trust-Washington Trust #109	Illinois
Remmel Trust-Washington Trust #110	Illinois
Mile Trust-Washington Trust #111	Illinois
Lummi Trust-Washington Trust #141	Illinois
Shoalwater Trust-Washington Trust #142	Illinois
Hoh Trust-Washington Trust #143	Illinois
Quillayute Trust-Washington Trust #144	Illinois
Klickitat Trust-Washington Trust #149	Illinois
Willapa Trust-Washington Trust #150	Illinois
Snow Trust-Washington Trust #151	Illinois
Toutle Trust-Washington Trust #153	Illinois
Salmon Trust-Washington Trust #154	Illinois
Yellow Trust-Washington Trust #155	Illinois
Chehalis Trust-Washington Trust #156	Illinois
Wynoochee Trust-Washington Trust #157	Illinois
Quimalt Trust-Washington Trust #158	Illinois
Queets Trust-Washington Trust #159	Illinois
Wind Trust-Washington Trust #160	Illinois
Angeles Trust-Washington Trust #169	Illinois
Aberdeen Trust-Washington Trust #170	Illinois
Hoquiam Trust-Washington Trust #171	Illinois
Zesty Trust-Washington Trust #172	Illinois
Bellingham Trust-Washington Trust #173	Illinois
Blaine Trust-Washington Trust #174	Illinois
Chuckanut Trust-Washington Trust #175	Illinois
Anacortes Trust-Washington Trust #176	Illinois
ECI Family Trust #1	Illinois

CUSIP No. 448579102	13D	Page 17 of 20 Pages

Name of Trust	Jurisd. of Org.
ECI Family Trust #2	Illinois
ECI Family Trust #3	Illinois
ECI Family Trust #4	Illinois
ECI Family Trust #5	Illinois
ECI Family Trust #6	Illinois
ECI QSST Trust #1	Illinois
ECI QSST Trust #2	Illinois
ECI QSST Trust #3	Illinois
ECI QSST Trust #4	Illinois
ECI QSST Trust #5	Illinois
ECI QSST Trust #6	Illinois
Don G.C. Trust #1	N/A
Don G.C. Trust #2	N/A
Don G.C. Trust #3	N/A
Don G.C. Trust #4	N/A
Don G.C. Trust #5	N/A
Don G.C. Trust #6	N/A
Don G.C. Trust #7	N/A
Don G.C. Trust #8	N/A
Don G.C. Trust #9	N/A
Don G.C. Trust #10	N/A
R.A. G.C. Trust #1	Illinois
R.A. G.C. Trust #2	Illinois
R.A. G.C. Trust #3	Illinois
R.A. G.C. Trust #4	Illinois
R.A. G.C. Trust #5	Illinois
R.A. G.C. Trust #6	Illinois
R.A. G.C. Trust #7	Illinois
R.A. G.C. Trust #8	Illinois
R.A. G.C. Trust #9	Illinois
R.A. G.C. Trust #10	Illinois
A.N.P. Trust #1	Illinois
A.N.P. Trust #2	Illinois
A.N.P. Trust #3	Illinois
A.N.P. Trust #4-Daniel	Illinois
A.N.P. Trust #4-John	Illinois
A.N.P. Trust #5-Daniel	Illinois
A.N.P. Trust #5-Jean	Illinois
A.N.P. Trust #6	Illinois
A.N.P. Trust #7D-Dan	Illinois
A.N.P. Trust #8	Illinois
A.N.P. Trust #9	Illinois
A.N.P. Trust #10	Illinois
A.N.P. Trust #11	Illinois
A.N.P. Trust #12	Illinois
A.N.P. Trust #13D-Dan	Illinois
A.N.P. Trust #15	Illinois
A.N.P. Trust #16	Illinois
A.N.P. Trust #17	Illinois
A.N.P. Trust #18-John	Illinois
A.N.P. Trust #18-Thomas	Illinois
A.N.P. Trust #19	Illinois
A.N.P. Trust #20	Illinois
A.N.P. Trust #21	Illinois
A.N.P. Trust #22-James	Illinois
A.N.P. Trust #22-Linda	Illinois
A.N.P. Trust #23-Karen	Illinois
A.N.P. Trust #23-Linda	Illinois
A.N.P. Trust #24-James	Illinois
A.N.P. Trust #24-Karen	Illinois
A.N.P. Trust #25	Illinois
A.N.P. Trust #26	Illinois
A.N.P. Trust #27	Illinois
A.N.P. Trust #28-James	Illinois
A.N.P. Trust #28-Linda	Illinois
A.N.P. Trust #29-Karen	Illinois
A.N.P. Trust #29-Linda	Illinois
A.N.P. Trust #30-James	Illinois
A.N.P. Trust #30-Karen	Illinois
A.N.P. Trust #31	Illinois
A.N.P. Trust #32	Illinois
A.N.P. Trust #33	Illinois
A.N.P. Trust #34-Anthony	Illinois
A.N.P. Trust #34-Penny	Illinois
A.N.P. Trust #35-Anthony	Illinois
A.N.P. Trust #35-Jay Robert	Illinois
A.N.P. Trust #36-Jay Robert	Illinois
A.N.P. Trust #36-Penny	Illinois
A.N.P. Trust #37	Illinois
A.N.P. Trust #38	Illinois
A.N.P. Trust #39	Illinois
A.N.P. Trust #40-Anthony	Illinois
A.N.P. Trust #40-Penny	Illinois
A.N.P. Trust #41-Anthony	Illinois
A.N.P. Trust #41-Jay Robert	Illinois
A.N.P. Trust #42-Jay Robert	Illinois
A.N.P. Trust #42-Penny	Illinois

CUSIP No. 448579102	13D	Page 18 of 20 Pages

Schedule A

Certain Information Regarding the

Reporting Persons1

	Class A Common Stock[2]		Class B Common Stock[3]		% of Total Common Stock[4]	% of Total Voting Power[5]
Name of Beneficial Owner	Shares	% of Class A	Shares	% of Class B
Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in the capacity as co-trustees of the U.S. Situs Trusts listed on Appendix A	—	—	5,149,874	4.0%	3.0%	3.8%

[1]

All references to the number of shares outstanding are as of July 31, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as adjusted to account for 539,588 shares of Class B Common Stock that were converted into shares of Class A Common Stock in connection with the Distribution.

[2]

The information shown in the table with respect to the percentage of Class A Common Stock beneficially owned is based on 44,456,706 shares of the Class A Common Stock outstanding as of July 31, 2010, as adjusted, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

[3]

The information shown in the table with respect of the percentage of Class B Common Stock beneficially owned is based on 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted.

[4]

The information shown in the table with respect to the percentage of total Common Stock beneficially owned is based on 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted.

[5]

With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share. The percentage of total voting power of the shares of Common Stock is calculated based on the total voting power of the shares of Common Stock outstanding as of July 31, 2010, as adjusted, which is comprised of 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock and assumes that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

CUSIP No. 448579102	13D	Page 19 of 20 Pages

Schedule B

Certain Information Regarding the

Separately Filing Group Members1

	Class A Common Stock[2]		Class B Common Stock[3]		% of Total Common Stock[4]	% of Total Voting Power[5]
Separately Filing Group Member	Shares	% of Class A	Shares	% of Class B
Trustees of the U.S. Situs Trusts	—	—	5,149,874	4.0%	3.0%	3.8%
Trustee of the Non-U.S. Situs Trusts[6]	—	—	4,698,863	3.6%	2.7%	3.5%
Trustees of the Thomas J. Pritzker Family Trusts and Other Reporting Persons[7]	—	—	14,050,003	10.9%	8.1%	10.5%
Trustees of the Nicholas J. Pritzker Family Trusts and Other Reporting Persons[8]	—	—	5,846,633	4.5%	3.4%	4.4%
Trustees of the James N. Pritzker Family Trusts and Other Reporting Persons[9]	8,470	*	7,055,432	5.4%	4.1%	5.3%
Trustees of the John A. Pritzker Family Trusts[10]	—	—	—	—	—	—
Trustees of the Linda Pritzker Family Trusts and Other Reporting Persons[11]	—	—	7,262,534	5.6%	4.2%	5.4%
Trustees of the Karen L. Pritzker Family Trusts[12]	—	—	8,584,104	6.6%	4.9%	6.4%
Trustees of the Penny Pritzker Family Trusts and Other Reporting Persons[13]	1,651	*	8,731,294	6.7%	5.0%	6.5%
Trustees of the Daniel F. Pritzker Family Trusts[14]	—	—	10,001,457	7.7%	5.8%	7.5%
Trustees of the Anthony N. Pritzker Family Trusts[15]	—	—	9,524,762	7.4%	5.5%	7.1%
Trustees of the Gigi Pritzker Pucker Family Trusts and Other Reporting Persons[16]	—	—	13,611,778	10.5%	7.8%	10.2%
Trustees of the Jay Robert Pritzker Family Trusts[17]	—	—	9,316,593	7.2%	5.4%	7.0%
Trustee of the Richard Pritzker Family Trusts[18]	—	—	520,587	0.4%	0.3%	0.4%
Pritzker Family Group Totals	10,121	*	104,353,914	80.6%	60.0%	77.9%

*	Less than 1% beneficial ownership
[1]

All references to the number of shares outstanding are as of July 31, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as adjusted to account for 539,588 shares of Class B Common Stock that were converted into shares of Class A Common Stock in connection with the Distribution.

[2]

The information shown in the table with respect to the percentage of Class A Common Stock beneficially owned is based on 44,456,706 shares of the Class A Common Stock outstanding as of July 31, 2010, as adjusted, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

[3]

The information shown in the table with respect of the percentage of Class B Common Stock beneficially owned is based on 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted.

[4]

The information shown in the table with respect to the percentage of total Common Stock beneficially owned is based on 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted.

[5]

With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share. The percentage of total voting power of the shares of Common Stock is calculated based on the total voting power of the shares of Common Stock outstanding as of July 31, 2010, as adjusted, which is comprised of 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock and assumes that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

[6]

See the Schedule 13D filed on August 26, 2010 by the CIBC Trust Company (Bahamas) Limited, solely as trustee of the Non-U.S. Situs Trusts listed on Appendix A to the Schedule 13D, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[7]

See the Schedule 13D filed on August 26, 2010 by Marshall E. Eisenberg, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[8]

See the Schedule 13D filed on August 26, 2010 by Marshall E. Eisenberg, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[9]

See the Schedule 13D filed on August 26, 2010 by Charles E. Dobrusin and Harry B. Rosenberg, not individually, but solely as co-trustees of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

CUSIP No. 448579102	13D	Page 20 of 20 Pages

[10]

See the Schedule 13D filed on August 26, 2010 by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[11]

See the Schedule 13D filed on August 26, 2010 by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[12]

See the Schedule 13D filed on August 26, 2010 by Walter W. Simmers, Andrew D. Wingate and Lucinda Falk, not individually, but solely as co-trustees for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[13]

See the Schedule 13D filed on August 26, 2010 by John Kevin Poorman, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[14]

See the Schedule 13D filed on August 26, 2010 by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[15]

See the Schedule 13D filed on August 26, 2010 by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[16]

See the Schedule 13D filed on August 26, 2010 by Gigi Pritzker Pucker and Edward W. Rabin, not individually, but solely as trustees of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein on, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[17]

See the Schedule 13D filed on August 26, 2010 by Thomas J. Muenster, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[18]

See the Schedule 13D filed on August 26, 2010 by CIBC Trust Company (Bahamas) Limited, solely as trustee of the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Class A Common Stock, $0.01 par value per share, of Hyatt Hotels Corporation beneficially owned by them on a combined basis, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. The undersigned further agree that any amendments to such statement on Schedule 13D shall be filed jointly on behalf of each of them without the necessity of entering into additional joint filing agreements.

The undersigned further agree that each party hereto is responsible for timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

The undersigned shall not be deemed to admit that the undersigned was required to file a statement on Schedule 13D by reason of entering into this Joint Filing Agreement.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

When this Joint Filing Agreement is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Joint Filing Agreement shall be construed as granting any power over a trustee’s individual affairs or imposing any liability on any such trustee personally for breaches of any representations or warranties made hereunder or personally to pay any amounts required to be paid hereunder, or personally to perform any covenant, either express or implied, contained herein. Any liability of a trust or trustee hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

Signature Page Follows

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of this 26th day of August, 2010.

/s/ Thomas J. Pritzker
Thomas J. Pritzker, not individually, but solely in the capacity as co-trustee of the U.S. Situs Trusts listed on Schedule 1.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg, not individually, but solely in the capacity as co-trustee of the U.S. Situs Trusts listed on Schedule 1.

/s/ Karl J. Breyer
Karl J. Breyer, not individually, but solely in the capacity as co-trustee of the U.S. Situs Trusts listed on Schedule 1.

[Signature Page to Joint Filing Agreement]

Schedule 1

U.S. Situs Trusts

Name of Trust	Jurisd. of Org.
N.F.P. QSST Trust # 21	Illinois
LaSalle Trust #13	Illinois
LaSalle Trust #14	Illinois
LaSalle Trust #15	Illinois
LaSalle Trust #17	Illinois
LaSalle Trust #18	Illinois
LaSalle Trust #19	Illinois
LaSalle Trust #41	Illinois
LaSalle Trust #42	Illinois
LaSalle Trust #43	Illinois
LaSalle Trust #44	Illinois
LaSalle Trust #45	Illinois
LaSalle Trust #46	Illinois
LaSalle Trust #47	Illinois
LaSalle Trust #48	Illinois
LaSalle Trust #49	Illinois
LaSalle Trust #50	Illinois
LaSalle Trust #51	Illinois
LaSalle Trust #52	Illinois
LaSalle Trust #53	Illinois
LaSalle Trust #54	Illinois
LaSalle Trust #55	Illinois
LaSalle Trust #56	Illinois
LaSalle Trust #57	Illinois
LaSalle Trust #58	Illinois
LaSalle Trust #59	Illinois
LaSalle Trust #60	Illinois
LaSalle Trust #61	Illinois
LaSalle Trust #62	Illinois
LaSalle Trust #63	Illinois
LaSalle Trust #64	Illinois
LaSalle G.C. Trust #2	Illinois
LaSalle G.C. Trust #3	Illinois
LaSalle G.C. Trust #4	Illinois
LaSalle G.C. Trust #5	Illinois
LaSalle G.C. Trust #6	Illinois
LaSalle G.C. Trust #7	Illinois
LaSalle G.C. Trust #8	Illinois
LaSalle G.C. Trust #9	Illinois
LaSalle G.C. Trust #10	Illinois
LaSalle G.C. Trust #11	Illinois
Don Trust #25	N/A
Nicholas Trust	Illinois
Tom Trust	Illinois
Johnny Trust	Illinois
Daniel Trust	Illinois
Jim Trust	Illinois
Linda Trust	Illinois
Karen Trust	Illinois
Penny Trust	Illinois
Tony Trust	Illinois
Jay Robert Trust	Illinois
Gigi Trust	Illinois
R. A. Trust #25	Illinois
Belleview Trust-Oregon Trust #37	N/A
Bly Trust-Oregon Trust #38	N/A
Canyonville Trust-Oregon Trust #39	N/A
Chiloquin Trust-Oregon Trust #41	N/A
Coburg Trust-Oregon Trust #42	N/A
Condon Trust-Oregon Trust #43	N/A
Dayton Trust-Oregon Trust #44	N/A
Dillard Trust-Oregon Trust #45	N/A
Dundee Trust-Oregon Trust #46	N/A
Dunes Trust-Oregon Trust #47	N/A
Elmira Trust-Oregon Trust #48	N/A
Blodgett Trust-Oregon Trust #101	N/A
Broadbent Trust-Oregon Trust #102	N/A
Burlington Trust-Oregon Trust #103	N/A
Brightwood Trust-Oregon Trust #181	N/A
Ophelia Trust-Oregon Trust #182	N/A
Buxton Trust-Oregon Trust #183	N/A
Carver Trust-Oregon Trust #184	N/A
Vale Trust-Oregon Trust #189	N/A
Heppner Trust-Oregon Trust #190	N/A
Moro Trust-Oregon Trust #191	N/A
Tillamook Trust-Oregon Trust #192	N/A
Oakland Trust-Oregon Trust #201	N/A
Oceanside Trust-Oregon Trust #202	N/A
Odell Trust-Oregon Trust #203	N/A
Olney Trust-Oregon Trust #204	N/A
Ophir Trust-Oregon Trust #205	N/A
Orenco Trust-Oregon Trust #206	N/A
Orient Trust-Oregon Trust #207	N/A
Oxbow Trust-Oregon Trust #208	N/A
Newman Trust-Washington Trust #57	Illinois
Rock Trust-Washington Trust #58	Illinois
Roosevelt Trust-Washington Trust #59	Illinois
Shannon Trust-Washington Trust #60	Illinois
Stevens Trust-Washington Trust #61	Illinois
Spectacle Trust-Washington Trust #62	Illinois
Galispell Trust-Washington Trust #63	Illinois
West Trust-Washington Trust #64	Illinois
Gunn Trust-Washington Trust #93	Illinois
Pyramid Trust-Washington Trust #94	Illinois
Signal Trust-Washington Trust #96	Illinois
Pinnacle Trust-Washington Trust #109	Illinois
Remmel Trust-Washington Trust #110	Illinois
Mile Trust-Washington Trust #111	Illinois
Lummi Trust-Washington Trust #141	Illinois
Shoalwater Trust-Washington Trust #142	Illinois
Hoh Trust-Washington Trust #143	Illinois
Quillayute Trust-Washington Trust #144	Illinois
Klickitat Trust-Washington Trust #149	Illinois
Willapa Trust-Washington Trust #150	Illinois
Snow Trust-Washington Trust #151	Illinois
Toutle Trust-Washington Trust #153	Illinois
Salmon Trust-Washington Trust #154	Illinois
Yellow Trust-Washington Trust #155	Illinois
Chehalis Trust-Washington Trust #156	Illinois
Wynoochee Trust-Washington Trust #157	Illinois
Quimalt Trust-Washington Trust #158	Illinois
Queets Trust-Washington Trust #159	Illinois
Wind Trust-Washington Trust #160	Illinois
Angeles Trust-Washington Trust #169	Illinois
Aberdeen Trust-Washington Trust #170	Illinois
Hoquiam Trust-Washington Trust #171	Illinois
Zesty Trust-Washington Trust #172	Illinois
Bellingham Trust-Washington Trust #173	Illinois
Blaine Trust-Washington Trust #174	Illinois
Chuckanut Trust-Washington Trust #175	Illinois
Anacortes Trust-Washington Trust #176	Illinois
ECI Family Trust #1	Illinois

Name of Trust	Jurisd. of Org.
ECI Family Trust #2	Illinois
ECI Family Trust #3	Illinois
ECI Family Trust #4	Illinois
ECI Family Trust #5	Illinois
ECI Family Trust #6	Illinois
ECI QSST Trust #1	Illinois
ECI QSST Trust #2	Illinois
ECI QSST Trust #3	Illinois
ECI QSST Trust #4	Illinois
ECI QSST Trust #5	Illinois
ECI QSST Trust #6	Illinois
Don G.C. Trust #1	N/A
Don G.C. Trust #2	N/A
Don G.C. Trust #3	N/A
Don G.C. Trust #4	N/A
Don G.C. Trust #5	N/A
Don G.C. Trust #6	N/A
Don G.C. Trust #7	N/A
Don G.C. Trust #8	N/A
Don G.C. Trust #9	N/A
Don G.C. Trust #10	N/A
R.A. G.C. Trust #1	Illinois
R.A. G.C. Trust #2	Illinois
R.A. G.C. Trust #3	Illinois
R.A. G.C. Trust #4	Illinois
R.A. G.C. Trust #5	Illinois
R.A. G.C. Trust #6	Illinois
R.A. G.C. Trust #7	Illinois
R.A. G.C. Trust #8	Illinois
R.A. G.C. Trust #9	Illinois
R.A. G.C. Trust #10	Illinois
A.N.P. Trust #1	Illinois
A.N.P. Trust #2	Illinois
A.N.P. Trust #3	Illinois
A.N.P. Trust #4-Daniel	Illinois
A.N.P. Trust #4-John	Illinois
A.N.P. Trust #5-Daniel	Illinois
A.N.P. Trust #5-Jean	Illinois
A.N.P. Trust #6	Illinois
A.N.P. Trust #7D-Dan	Illinois
A.N.P. Trust #8	Illinois
A.N.P. Trust #9	Illinois
A.N.P. Trust #10	Illinois
A.N.P. Trust #11	Illinois
A.N.P. Trust #12	Illinois
A.N.P. Trust #13D-Dan	Illinois
A.N.P. Trust #15	Illinois
A.N.P. Trust #16	Illinois
A.N.P. Trust #17	Illinois
A.N.P. Trust #18-John	Illinois
A.N.P. Trust #18-Thomas	Illinois
A.N.P. Trust #19	Illinois
A.N.P. Trust #20	Illinois
A.N.P. Trust #21	Illinois
A.N.P. Trust #22-James	Illinois
A.N.P. Trust #22-Linda	Illinois
A.N.P. Trust #23-Karen	Illinois
A.N.P. Trust #23-Linda	Illinois
A.N.P. Trust #24-James	Illinois
A.N.P. Trust #24-Karen	Illinois
A.N.P. Trust #25	Illinois
A.N.P. Trust #26	Illinois
A.N.P. Trust #27	Illinois
A.N.P. Trust #28-James	Illinois
A.N.P. Trust #28-Linda	Illinois
A.N.P. Trust #29-Karen	Illinois
A.N.P. Trust #29-Linda	Illinois
A.N.P. Trust #30-James	Illinois
A.N.P. Trust #30-Karen	Illinois
A.N.P. Trust #31	Illinois
A.N.P. Trust #32	Illinois
A.N.P. Trust #33	Illinois
A.N.P. Trust #34-Anthony	Illinois
A.N.P. Trust #34-Penny	Illinois
A.N.P. Trust #35-Anthony	Illinois
A.N.P. Trust #35-Jay Robert	Illinois
A.N.P. Trust #36-Jay Robert	Illinois
A.N.P. Trust #36-Penny	Illinois
A.N.P. Trust #37	Illinois
A.N.P. Trust #38	Illinois
A.N.P. Trust #39	Illinois
A.N.P. Trust #40-Anthony	Illinois
A.N.P. Trust #40-Penny	Illinois
A.N.P. Trust #41-Anthony	Illinois
A.N.P. Trust #41-Jay Robert	Illinois
A.N.P. Trust #42-Jay Robert	Illinois
A.N.P. Trust #42-Penny	Illinois

Exhibit 2

Execution Copy

AMENDED AND RESTATED GLOBAL HYATT AGREEMENT

Amended and Restated Global Hyatt Agreement (this “Agreement”), dated as of October 1, 2009, by, between and among each of Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but in their capacity as trustees (in such capacity, each a “Trustee” and, collectively, the “Trustees”) and each of the other signatories hereto (each, an “Adult Beneficiary” and, collectively, the “Adult Beneficiaries”). Each beneficiary of a Hyatt Owning Trust who attains the age of 18 following the date hereof and executes a Joinder shall also be deemed to be an “Adult Beneficiary” for purposes of this Agreement.

WHEREAS, the Trustees and the Adult Beneficiaries are party to the Global Hyatt Agreement dated as of March 12, 2008 (the “Original Agreement”) and have determined that it is in their collective best interests to amend and restate the Original Agreement in its entirety;

WHEREAS, the Trustees are the current trustees of each of the United States situs trusts for the benefit of descendants of Nicholas J. Pritzker, deceased, identified on Exhibit A hereto (collectively, the “Hyatt Owning Trusts”);

WHEREAS, the Adult Beneficiaries are current and/or contingent beneficiaries of the Hyatt Owning Trusts who have reached the age of eighteen years;

WHEREAS, the Hyatt Owning Trusts are the direct and/or indirect owners of a majority of the common equity interests in Hyatt Hotels Corporation, a Delaware corporation (“Hyatt”);

WHEREAS, in the context of the creation of liquidity, the Trustees and the Adult Beneficiaries have determined it to be in their collective best interests to effect a restructuring of the Hyatt Owning Trusts’ interests in Hyatt and, accordingly, the Trustees will seek to create a liquid market for the common equity securities in Hyatt through an initial public offering of the common stock (“Hyatt Common Stock”) of Hyatt registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and anticipated to be listed on the New York Stock Exchange (the “IPO”);

WHEREAS, the Board of Directors and stockholders of Hyatt have approved an Amended and Restated Certificate of Incorporation (the “A/R COI”) , which will become effective prior to the consummation of the IPO and provides, among other things for the authorization of, and the reclassification of issued and outstanding shares of common stock of Hyatt into Class A common stock entitled to one vote per share (“Class A Common Stock”) and Class B common stock entitled to ten votes per share (“Class B Common Stock”) as specified in the A/R COI;

WHEREAS, it is anticipated that in connection with the IPO, the Class A Common Stock will be registered under the Exchange Act and listed on the New York Stock Exchange and shall constitute Hyatt Common Stock for all purposes hereunder; and

WHEREAS, in order to facilitate the consummation of the IPO, the Trustees and the Adult Beneficiaries find it to be in the best interests of all of the parties hereto to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree to amend and restate the Original Agreement as follows:

ARTICLE I

Term of Agreement

Section 1.1 Effective Time. This Agreement and the obligations of the parties hereto shall become effective for all purposes and respects as of the time the registration statement with respect to the IPO is declared effective by the Securities and Exchange Commission (the “Effective Time”); provided, that, if the IPO is not consummated within ten business days of the Effective Time, this Agreement shall automatically terminate and be deemed never to have had any force or effect.

ARTICLE II

Representations and Warranties

Section 2.1 Representations and Warranties. Each of the parties signatory hereto hereby represents and warrants to each other party signatory hereto as follows:

(a) Such party has the full power, right and legal capacity to enter into this Agreement and to perform, observe and comply with all of such party’s agreements and obligations hereunder.

(b) This Agreement has been duly and validly executed by such party and, upon delivery thereof by such party, will constitute a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

(c) The execution, delivery and performance of this Agreement by such party in compliance with the terms and provisions hereof will not, to the best of such party’s knowledge, conflict with, result in a breach of, or constitute a violation or default of or give any third party the right to terminate, accelerate or modify any obligation under, (i) any material agreement or other document or instrument to which such party is bound or affected or (ii) any law, statute, rule, regulation, ordinance, writ, order or judgment to which such party is bound or affected.

(d) Except as otherwise provided in or contemplated by this Agreement and except for any consent, approval, authorization, order, registration, qualification or notice required by gaming or other regulatory authorities, no consent, approval, authorization or order of, or registration or qualification with, or notice to any governmental authority or other Person is required by such party to enter into this Agreement.

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ARTICLE III

Voting Agreement; Disposition of Securities

Section 3.1 IPO. At the Effective Time, the following provisions shall become and be effective provided that Hyatt Common Stock continues to be Public:

(a) Until the later to occur of (i) January 1, 2015 and (ii) that date upon which more than 75% of the FD Stock is owned by Persons other than Pritzkers and Foreign Pritzkers, all Pritzkers and Foreign Pritzkers in a Beneficiary Group (including trusts only to the extent of the then current benefit of members of such Beneficiary Group) will be free to sell up to 25% of their aggregate holdings of Hyatt, measured as of the Effective Time, in each 12 month period following the Effective Time (without carry-overs), and shall not sell more than such amount during any such period; provided, however, upon the unanimous affirmative vote of the Independent directors of Hyatt, such 25% limitation may, with respect to such 12 month period, be increased to a higher percentage or waived entirely and provided further, that sales of Hyatt Common Stock, including Class A Common Stock and Class B Common Stock, between and among Pritzkers and/or Foreign Pritzkers shall be permitted without regard to the sale restrictions in this Section 3.1(a), and such sales shall not be counted against the 25% limitation described herein.

(b) Notwithstanding anything to the contrary contained herein or contained in any other agreement among the parties hereto, all the shares in Hyatt owned by each Beneficiary Group (including trusts only to the extent of the then current benefit of members of such Beneficiary Group) will be freely pledgeable to an institutional lender (commercial bank, insurance company, brokerage or the like), which institutional lender will not be subject to sale restrictions upon default and foreclosure.

(c) Until the later to occur of (i) January 1, 2015 and (ii) that date upon which more than 75% of the FD Stock is owned by Persons other than Pritzkers and Foreign Pritzkers, all Pritzkers (and their successors in interest, if applicable), but not the transferees by sale (other than Pritzkers or Foreign Pritzkers who purchase directly from other Pritzkers or Foreign Pritzkers) or by, or following, foreclosures as aforesaid, will vote all of their voting securities of Hyatt (and successor Companies) consistent with the recommendations of the board of directors of Hyatt with respect to all matters (assuming agreement as to any such matter by a majority of a minimum of three Independent directors or, in the case of transactions involving Hyatt and an Affiliate thereof, assuming agreement of all of such minimum of three Independent directors). All Pritzkers will cast and submit by proxy to Hyatt their votes in a manner consistent with this Section 3.1(c) at least five business days prior to the scheduled date of the Annual or Special Meeting of stockholders of Hyatt, as applicable.

(d) After the Trustees have notified the Current Adult Beneficiaries of their intention to distribute Hyatt Common Stock and have commenced consultation with them as to the structure of such distribution, no Current Adult Beneficiary shall, until the earlier of (i) six months from the date of such notification and (ii) the date of distribution of such Hyatt Common Stock, acquire either directly, or indirectly for his exclusive benefit, any “derivative securities” (as defined in Rule 16a-1(c) of the Exchange Act) with respect to such Hyatt Common Stock. The Trustees hereby acknowledge and agree that it is in the best interests of the Adult Beneficiaries to distribute Hyatt stock from the Ancestor Trusts as soon as practicable following the Effective Time and, accordingly, shall distribute such stock in consultation with the Adult Beneficiaries as soon as practicable following the Effective Time subject to the underwriter’s 180-day “lock-up” agreement related to the IPO to which such stock is subject.

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ARTICLE IV

Arbitration

Section 4.1 Scope of Arbitration.

(a) Except as otherwise expressly provided in this Agreement, disputes between or among any of the parties hereto, and/or disputes between or among any of the parties hereto and any Person who has executed a Joinder (to the extent any such disputes among the parties and/or among the parties and Persons who executed Joinders relate directly to the subject matter of this Agreement), shall be determined solely and exclusively by arbitration in accordance with this Article IV, which shall be broadly construed in favor of arbitrability of all such disputes, including, without limitation, any dispute, controversy, claim or other issue arising out of or relating to:

(i) The existence, validity, interpretation, construction, enforcement, breach, termination or rescission of this Agreement;

(ii) The actions or failures to act of any party to this Agreement with respect to this Agreement;

(iii) Dispute resolution under this Agreement, including arbitrability; or

(iv) All other matters directly related to the subject matter of this Agreement.

(b) In any arbitration, this Agreement and all other documentation determined by the Arbitrator to be relevant shall be admissible in evidence. In deciding any issue submitted to arbitration, the Arbitrator shall consider the rights, powers and obligations of the Trustees (or their predecessors) in light of this Agreement, the relevant trust instruments, and Illinois law.

Section 4.2 Rules; Location.

(a) Except as otherwise provided herein, the Commercial Arbitration Rules of the American Arbitration Association in effect as of the Effective Time shall govern any arbitration hereunder, but such arbitration shall not be conducted under the auspices of the American Arbitration Association.

(b) All arbitrations shall be held in Chicago, Illinois, at a site or sites determined by the Arbitrator.

Section 4.3 Arbitrator.

(a) All arbitrations will be before a single arbitrator (the “Arbitrator”), who shall be Independent, have a respected legal background, and be selected in accordance with this Section.

(b) The parties agree that the initial Arbitrator shall be Michael Sovern.

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(c) Mr. Sovern shall nominate a successor Arbitrator who shall become the successor Arbitrator upon (i) approval of six of the Current Adult Beneficiaries and (ii) the execution and delivery by such individual of a Joinder in reasonably acceptable form.

(d) Each successor Arbitrator shall appoint a subsequent successor who satisfies the criteria described in Section 4.3(a), and in the absence thereof, and notwithstanding the provisions of Section 4.2(a) hereof, the successor Arbitrator shall be selected by the American Arbitration Association pursuant to Section L-3 of the Optional Procedures for Large Complex Commercial Disputes of the Commercial Arbitration rules of the American Arbitration Association (or any successor provision).

(e) Once an Arbitrator is identified as provided above, all parties to this Agreement and their counsel, Joined Agents and other representatives will refrain from all ex parte contacts with the Arbitrator.

Section 4.4 Demand for and Action to Compel Arbitration.

(a) To demand arbitration hereunder, the party seeking arbitration shall be required to deliver written notice to the Arbitrator (when and if available) and each of the Trustees and all parties in respect of whom arbitration is sought, specifying in reasonable detail the issue or issues to be arbitrated. Upon receipt of such notice, the Arbitrator shall commence, conduct and conclude all proceedings within a reasonable time. Notwithstanding anything to the contrary contained in this Agreement, no party may demand arbitration subsequent to the date that is ninety (90) days following the date upon which the voting agreement set forth in Article III hereof expires by its terms.

(b) Nothing herein shall be deemed to impair the right of any party to seek an order of any court of competent jurisdiction compelling arbitration or in aid of the jurisdiction of the Arbitrator.

Section 4.5 Confidentiality.

(a) Except as may be required by applicable law and for communications among the parties to this Agreement and their respective counsel (and Persons retained by counsel for the purpose of assisting in any proceeding, who shall agree to be bound by a reasonable confidentiality agreement), all arbitration proceedings commenced hereunder, and all demands, pleadings, briefs or other documents relating to such proceedings, as well as any decisions or awards of the Arbitrator (except insofar as may be necessary to obtain judicial confirmation and/or enforcement of such decision or award), shall be completely and permanently confidential and shall not be communicated to third parties, and the Arbitrator will so order.

(b) Any party initiating judicial proceedings to compel arbitration or to confirm an award of the Arbitrator shall in good faith seek an order providing for the filing of all pleadings and arbitration documents under seal and all of the parties shall agree thereto.

(c) No tape or electronic recording or transcripts of arbitration proceedings shall be retained by any party after the completion of the arbitration proceeding; provided,

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however, that the Arbitrator (and any successor Arbitrators) may retain such records as he deems useful to the discharge of his duties hereunder and the Arbitrator may make any recordings or transcripts available upon request of a party to a subsequent arbitration pursuant to this Article (and solely for use in such subsequent arbitration) at his discretion and upon terms and conditions the Arbitrator deems appropriate.

Section 4.6 Discovery and Conduct of Hearing.

(a) The parties to any arbitration hereunder shall be entitled to such pre-hearing discovery, if any, as may be determined by the Arbitrator.

(b) In conducting the arbitration, the Arbitrator may act in summary fashion, upon submission of papers, or in plenary fashion, in his discretion.

Section 4.7 Form of Award; Remedies; Confirmation.

(a) An award of the Arbitrator shall be in writing and signed by him, shall not include findings of fact, conclusions of law, or other matters of opinion, shall state as briefly as possible the determination of the issue or issues submitted, and shall be final and binding on the parties to this Agreement in all respects and for all purposes (without any right of appeal).

(b) The Arbitrator shall be authorized to award any form of relief as may be appropriate, consistent with the Commercial Arbitration Rules of the American Arbitration Association, including immediate, interim and/or final equitable relief, compensatory damages, fees, costs and expenses of the arbitration proceeding (including the payment thereof from one or more Hyatt Owning Trusts, as appropriate), and non-monetary sanctions (but not Consequential Damages, punitive damages, exemplary damages or multiple damages).

(c) Notwithstanding any other provision of this Agreement, the Arbitrator shall not render any monetary award against a Trustee personally in the absence of a finding that such Trustee has willfully, materially and in bad faith breached his fiduciary duty. Any such monetary award shall be for actual and/or compensatory damages, and not for Consequential Damages, punitive damages, exemplary damages, or multiple damages.

(d) A party to an arbitration shall have the right to petition a court of competent jurisdiction located in Chicago, Illinois for an order confirming the Arbitrator’s award.

Section 4.8 Certain Arbitrations. The exclusive requirement to arbitrate hereunder shall not apply with respect to the manner in which Hyatt’s operations are conducted to the extent the parties (in their capacities as shareholders) and non-Pritzker public shareholders are affected comparably; provided, however, that a party may participate in and benefit from any shareholder litigation initiated by a non-party. A party may not solicit others to initiate or be a named plaintiff in such litigation, (i) unless two thirds of the Independent directors of a board of directors having at least three Independent directors do not vote in favor of the matter that is the subject of the litigation or (ii), in the case of affiliated transactions reviewed by Hyatt’s board of directors, unless at least one Independent director did not approve the transaction.

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ARTICLE V

Definitions

Section 5.1 Certain Defined Terms. For purposes of this Agreement the following terms and phrases shall have the following meanings:

“Affiliate” means any Person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person (the term “control” for these purposes meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to act as or select the managing or general partner of a partnership, manager or managing member of a limited liability company, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over a Person).

“Beneficiary Group” means each Current Adult Beneficiary and his/her lineal descendants and current spouse, if relevant.

“Company” means a corporation, partnership, limited liability company, association, group (as defined in Section 13(d) of the Exchange Act), proprietorship, Delaware business or similar trust or other non-corporate organization.

“Consequential Damages” means such damages as do not flow directly and immediately from the act of a party, but which arise from intervention of special circumstances not ordinarily predictable (for greater certainty, “Consequential Damages” do not include general and special, actual or compensatory damages as will compensate an injured party for the injury sustained (and nothing more)).

“Current Adult Beneficiaries” means the individuals identified on Exhibit B hereto.

“FD Stock” means the fully diluted shares of Hyatt Common Stock calculated with reference to the securities included in determining “Diluted EPS” in accordance with Statement of Financial Accounting Standards 128 for the purposes of US GAAP as in effect on June 30, 2009.

“Foreign Pritzkers” means the Pritzker family members, who are the lineal descendants of Nicholas J. Pritzker, deceased, and spouses, any trusts for the current or future, direct or indirect, vested or contingent, benefit of any of the foregoing the situs of which is outside the United States and/or Affiliates of any thereof.

“Independent” means, with respect to an individual, an individual who (i), in the case of the Arbitrator or successor Arbitrator only, has no direct material business relationship with any party to this Agreement, (ii) satisfies the criteria set forth in Section 303A.02 of the New York Stock Exchange Listed Company Manual as in effect at the Effective Time and (iii) for the purposes of Sections 3.1(a), 3.1(c) and 4.8 hereof, is not a lineal descendant of Nicholas J. Pritzker (deceased).

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“Joinder” means an instrument pursuant to which the signatory thereto becomes a party to this Agreement and assumes obligations hereunder.

“Joined Agent” means an agent or representative of a Trustee or Adult Beneficiary who has executed and delivered a Joinder agreeing to be bound by Article IV; provided, however, that counsel to each of the Adult Beneficiaries shall be deemed to be a Joined Agent hereunder whether or not such counsel has executed and delivered a Joinder.

“Person” means an individual, Company and/or governmental authority.

“Pritzkers” means the Pritzker family members, who are the lineal descendants of Nicholas J. Pritzker, deceased, and spouses, any United States situs trusts for the current or future, direct or indirect, vested or contingent, benefit of any of the foregoing and/or Affiliates of any thereof.

“Public”, when referring to Hyatt Common Stock, means such Hyatt Common Stock is registered pursuant to Section 12 of the Exchange Act.

ARTICLE VI

Miscellaneous

Section 6.1 Interpretation. The headings and captions preceding the text of Articles and Sections included in this Agreement and the headings and captions to Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement and shall be deemed to include each other gender, and the singular shall include the plural and vice versa, as the context may require. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to any “Article”, “Section” or “Exhibit” shall refer to an Article or Section of, or an Exhibit to, this Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with this Agreement or any other document or instrument of even date herewith. All references to the discretion of the Trustees (or any of them) shall mean the sole and absolute discretion of the Trustees. Any act by any agent of any of the Trustees shall be deemed to be the act of the Trustee who is the principal for such agent. Upon the death or incapacity of a Current Adult Beneficiary, the vote, designation right, consent and/or agreement of such Current Adult Beneficiary may be assigned, by will or other similar instrument, to any Person, including to another Current Adult Beneficiary (it being agreed that in the absence of such assignment, such vote, designation right, consent and/or agreement shall inure per stirpes to the benefit of the issue of such Current Adult Beneficiary; provided, however, that the descendants of a Current Adult Beneficiary who have attained the age of 18 shall share equally a proxy for the voting interest of all other minor descendants of said Current Adult Beneficiary, and if all issue of said Current Adult Beneficiary shall be under the age of 18 the surviving parent of said issue shall enjoy such vote, designation right, consent and/or agreement power until any of said issue attain the age of 18).

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Section 6.2 Support of Contemplated Transactions. Without limiting the right of the parties to commence an arbitration pursuant to Article IV, each of the parties will cooperate with each other party in all reasonable respects and act reasonably and in good faith in effectuating this Agreement. Each party will employ the dispute resolution provisions of Article IV only in connection with a bona fide dispute, controversy, claim or other issue concerning a substantial matter that is subject to such dispute resolution provisions.

Section 6.3 Consent of Adult Beneficiaries. Each of the Adult Beneficiaries hereby consents to the actions of the Trustees contemplated by this Agreement.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

Section 6.5 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND EACH OF THE EXHIBITS TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. SUBJECT TO COMPLIANCE WITH ARTICLE IV, AS APPLICABLE, EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF, AND CONSENTS TO VENUE IN, THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS FOR ALL PURPOSES HEREUNDER.

Section 6.6 Further Assurances. Each of the parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes and intent of this Agreement.

Section 6.7 Incorporation of Recitals. The preamble and recitals to this Agreement are hereby incorporated in this Agreement, and, by this reference, made a part hereof.

Section 6.8 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question or intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 6.9 Parties in Interest. This Agreement is solely for the benefit of the parties hereto and no other Persons shall be third party beneficiaries of this Agreement.

Section 6.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, and successors, and each trustee of any other currently existing or hereinafter to be formed trust for the current or future, direct or indirect, vested or contingent, benefit of a beneficiary of a

9

Hyatt Owning Trust that is the holder of Hyatt Common Stock. Except as provided in the last sentence of Section 6.1 hereof, no party may assign his rights or obligations under this Agreement.

Section 6.11 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any party hereto of the benefit of the bargain.

Section 6.12 Amendment and Waiver. This Agreement may not be amended, modified, supplemented or restated except by written agreement of (w) each of the Trustees, (x) 75% of the Current Adult Beneficiaries and (y) a majority of the Adult Beneficiaries (other than the Current Adult Beneficiaries) at the time any such amendment, modification, supplement or restatement is sought, it being agreed that any of the foregoing individuals may consent or refuse to consent to the amendment, modification or supplementation of this Agreement in such individual’s sole and absolute discretion. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.13 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (including delivery by courier service), transmitted by telegram or facsimile transmission, or mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses set forth on Exhibit C, or to such other address as the party to whom notice is to be given may have previously furnished to the other parties in writing in accordance herewith. Notice shall be deemed given on the date received (or, if receipt thereof is refused, on the date of such refusal).

Section 6.14 Trustee Exculpation. Each trustee executing this Agreement is executing the same solely in his capacity as a trustee of one or more of the Hyatt Owning Trusts. All obligations and liabilities of any trustee executing this Agreement shall be satisfied solely out of the assets of the trust or trusts on whose behalf such trustee is executing this Agreement, and such trustee shall not be personally liable for the satisfaction of any of such obligations or liabilities as a result of his execution of this Agreement.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 1, 2009.

TRUSTEES:

/s/ Thomas J. Pritzker
Thomas J. Pritzker

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

/s/ Karl J. Breyer
Karl J. Breyer

ADULT BENEFICIARIES:

/s/ Nicholas J. Pritzker
Nicholas J. Pritzker

/s/ Thomas J. Pritzker
Thomas J. Pritzker

/s/ James N. Pritzker
James N. Pritzker

/s/ John A. Pritzker
John A. Pritzker

/s/ Linda Pritzker
Linda Pritzker

/s/ Karen L. Pritzker
Karen L. Pritzker

/s/ Penny Pritzker
Penny Pritzker

[Signature Page to Amended and Restated Global Hyatt Agreement]

/s/ Anthony N. Pritzker
Anthony N. Pritzker

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

/s/ Jay Robert Pritzker
Jay Robert Pritzker

/s/ Joseph B. Pritzker
Joseph B. Pritzker

/s/ Regan Pritzker
Regan Pritzker

/s/ Rachel Pritzker Hunter
Rachel Pritzker Hunter

/s/ Roland Bacon Pritzker
Roland Bacon Pritzker

/s/ Jason N. Pritzker
Jason N. Pritzker

/s/ Benjamin T. Pritzker
Benjamin T. Pritzker

/s/ Rosemary Pritzker
Rosemary Pritzker

/s/ Tal Hava Pritzker
Tal Hava Pritzker

/s/ Jacob N. Pritzker
Jacob N. Pritzker

/s/ David T. Pritzker
David T. Pritzker

[Signature Page to Amended and Restated Global Hyatt Agreement]

/s/ Allison Pritzker Schwartz
Allison Pritzker Schwartz

/s/ Adam Pritzker
Adam Pritzker

/s/ Isaac Pritzker
Isaac Pritzker

/s/ Noah Pritzker
Noah Pritzker

/s/ Dana Jean Pritzker Schwartz
Dana Jean Pritzker Schwartz

/s/ Donald Pritzker Traubert
Donald Pritzker Traubert

[Signature Page to Amended and Restated Global Hyatt Agreement]

Exhibit A

HYATT OWNING TRUSTS

A.N.P. TRUST # 1

A.N.P. TRUST # 2

A.N.P. TRUST # 3

A.N.P. TRUST # 4-DANIEL

A.N.P. TRUST # 4-JOHN

A.N.P. TRUST # 5-DANIEL

A.N.P. TRUST # 5-JEAN

A.N.P. TRUST # 6

A.N.P. TRUST # 7A

A.N.P. TRUST # 7B

A.N.P. TRUST # 7C

A.N.P. TRUST # 7D

A.N.P. TRUST # 8

A.N.P. TRUST # 9

A.N.P. TRUST #10

A.N.P. TRUST #11

A.N.P. TRUST #12

A.N.P. TRUST #13A

A.N.P. TRUST #13B

A.N.P. TRUST #13C

A.N.P. TRUST #13D

A.N.P. TRUST #14

A.N.P. TRUST #15

A.N.P. TRUST #16

A.N.P. TRUST #17

A.N.P. TRUST #18-JOHN

A.N.P. TRUST #18-THOMAS

A.N.P. TRUST #19

A.N.P. TRUST #20

A.N.P. TRUST #21

A.N.P. TRUST #22-JAMES

A.N.P. TRUST #22-LINDA

A.N.P. TRUST #23-KAREN

A.N.P. TRUST #23-LINDA

A.N.P. TRUST #24-JAMES

A.N.P. TRUST #24-KAREN

A.N.P. TRUST #25

A.N.P. TRUST #26

A.N.P. TRUST #27

A.N.P. TRUST #28-JAMES

A.N.P. TRUST #28-LINDA

A.N.P. TRUST #29-KAREN

A.N.P. TRUST #29-LINDA

A.N.P. TRUST #30-JAMES

A.N.P. TRUST #30-KAREN

A.N.P. TRUST #31

A.N.P. TRUST #32

A.N.P. TRUST #33

A.N.P. TRUST #34-ANTHONY

A.N.P. TRUST #34-PENNY

A.N.P. TRUST #35-ANTHONY

A.N.P. TRUST #35-JAY ROBERT

A.N.P. TRUST #36-JAY ROBERT

A.N.P. TRUST #36-PENNY

A.N.P. TRUST #37

A.N.P. TRUST #38

A.N.P. TRUST #39

A.N.P. TRUST #40-ANTHONY

A.N.P. TRUST #40-PENNY

A.N.P. TRUST #41-ANTHONY

A.N.P. TRUST #41-JAY ROBERT

A.N.P. TRUST #42-JAY ROBERT

A.N.P. TRUST #42-PENNY

AMARILLO RESIDUARY TRUST # 1

AMARILLO RESIDUARY TRUST # 2

AMARILLO RESIDUARY TRUST # 3

AMARILLO RESIDUARY TRUST # 4

AMARILLO RESIDUARY TRUST # 5

AMARILLO RESIDUARY TRUST # 6

AMARILLO RESIDUARY TRUST # 7

AMARILLO RESIDUARY TRUST # 8

AMARILLO RESIDUARY TRUST # 9

AMARILLO RESIDUARY TRUST #10

DNP RESIDUARY TRUST #1

DNP RESIDUARY TRUST #2

DNP RESIDUARY TRUST #3

DNP RESIDUARY TRUST #4

DNP RESIDUARY TRUST #5

DNP RESIDUARY TRUST #6

DNP RESIDUARY TRUST #7

DNP RESIDUARY TRUST #8

DNP RESIDUARY TRUST #9

DON G.C. TRUST #1

DON G.C. TRUST #2

DON G.C. TRUST #3

DON G.C. TRUST #4

DON G.C. TRUST #5

DON G.C. TRUST #6

DON G.C. TRUST #7

DON G.C. TRUST #8

DON G.C. TRUST #9

DON G.C. TRUST #10

DON TRUST NO. 25

ECI FAMILY TRUST #1

ECI FAMILY TRUST #2

ECI FAMILY TRUST #3

ECI FAMILY TRUST #4

ECI FAMILY TRUST #5

ECI FAMILY TRUST #6

ECI QSST TRUST #1

ECI QSST TRUST #2

ECI QSST TRUST #3

ECI QSST TRUST #4

ECI QSST TRUST #5

ECI QSST TRUST #6

F. L. P. RESIDUARY TRUST # 1

F. L. P. RESIDUARY TRUST # 5

F. L. P. RESIDUARY TRUST # 6

F. L. P. RESIDUARY TRUST # 9

F. L. P. RESIDUARY TRUST #11

F. L. P. RESIDUARY TRUST #12

F. L. P. RESIDUARY TRUST #13

F. L. P. RESIDUARY TRUST #14

F. L. P. RESIDUARY TRUST #15

F. L. P. RESIDUARY TRUST #16

F. L. P. RESIDUARY TRUST #17

F. L. P. RESIDUARY TRUST #18

F. L. P. RESIDUARY TRUST #19

F. L. P. RESIDUARY TRUST #20

F. L. P. RESIDUARY TRUST #21

F. L. P. RESIDUARY TRUST #22

F. L. P. RESIDUARY TRUST #23

F. L. P. RESIDUARY TRUST #24

F. L. P. RESIDUARY TRUST #25

F. L. P. RESIDUARY TRUST #26

F. L. P. RESIDUARY TRUST #27

F. L. P. RESIDUARY TRUST #28

F. L. P. RESIDUARY TRUST #29

F. L. P. RESIDUARY TRUST #30

F. L. P. RESIDUARY TRUST #31

F. L. P. RESIDUARY TRUST #32

F. L. P. RESIDUARY TRUST #33

F. L. P. RESIDUARY TRUST #34

F. L. P. RESIDUARY TRUST #35

F. L. P. RESIDUARY TRUST #36

F. L. P. RESIDUARY TRUST #37

F. L. P. RESIDUARY TRUST #38

F. L. P. RESIDUARY TRUST #39

F. L. P. RESIDUARY TRUST #40

F. L. P. RESIDUARY TRUST #41

F. L. P. RESIDUARY TRUST #42

F. L. P. RESIDUARY TRUST #43

F. L. P. RESIDUARY TRUST #44

F. L. P. RESIDUARY TRUST #45

F. L. P. RESIDUARY TRUST #46

F. L. P. RESIDUARY TRUST #47

F. L. P. RESIDUARY TRUST #48

F. L. P. RESIDUARY TRUST #49

F. L. P. RESIDUARY TRUST #50

F. L. P. RESIDUARY TRUST #51

F. L. P. RESIDUARY TRUST #52

F. L. P. RESIDUARY TRUST #53

F. L. P. RESIDUARY TRUST #54

F. L. P. RESIDUARY TRUST #55

F. L. P. RESIDUARY TRUST #56

F. L. P. TRUST NO. 10

F. L. P. TRUST NO. 11

F. L. P. TRUST NO. 12

F. L. P. TRUST NO. 13

F. L. P. TRUST NO. 14

F. L. P. TRUST NO. 15

F. L. P. TRUST NO. 16

F. L. P. TRUST NO. 17

F. L. P. TRUST NO. 19

F. L. P. TRUST NO. 20

F. L. P. TRUST NO. 21

LA SALLE G.C. TRUST #2

LA SALLE G.C. TRUST #3

LA SALLE G.C. TRUST #4

LA SALLE G.C. TRUST #5

LA SALLE G.C. TRUST #6

LA SALLE G.C. TRUST #7

LA SALLE G.C. TRUST #8

LA SALLE G.C. TRUST #9

LA SALLE G.C. TRUST #10

LA SALLE G.C. TRUST #11

LA SALLE TRUST #13

LA SALLE TRUST #14

LA SALLE TRUST #15

LA SALLE TRUST #17

LA SALLE TRUST #18

LA SALLE TRUST #19

LA SALLE TRUST #27

LA SALLE TRUST #41

LA SALLE TRUST #42

LA SALLE TRUST #43

LA SALLE TRUST #44

LA SALLE TRUST #45

LA SALLE TRUST #46

LA SALLE TRUST #47

LA SALLE TRUST #48

LA SALLE TRUST #49

LA SALLE TRUST #50

LA SALLE TRUST #51

LA SALLE TRUST #52

LA SALLE TRUST #53

LA SALLE TRUST #54

LA SALLE TRUST #55

LA SALLE TRUST #56

LA SALLE TRUST #57

LA SALLE TRUST #58

LA SALLE TRUST #59

LA SALLE TRUST #60

LA SALLE TRUST #61

LA SALLE TRUST # 62

LA SALLE TRUST NO. 63

LA SALLE TRUST NO. 64

N.F.P. QSST TRUST NO. 21

BANDON TRUST-OREGON # 1

BARVIEW TRUST-OREGON # 2

BROWNSVILLE TRUST-OREGON # 3

CARLTON TRUST-OREGON # 4

CLAKAMAS TRUST-OREGON # 5

CLATSKANIE TRUST-OREGON # 6

CRESWELL TRUST-OREGON # 7

DRAIN TRUST-OREGON # 8

EASTSIDE TRUST-OREGON # 9

ELGIN TRUST-OREGON # 10

ENTERPRISE TRUST-OREGON # 11

ESTACADA TRUST-OREGON # 12

FAIRVIEW TRUST-OREGON # 13

GARIBALDI TRUST-OREGON # 14

GREEN TRUST-OREGON # 15

HARRISBURG TRUST-OREGON # 16

FOSSIL TRUST-OREGON # 17

GARDINER TRUST-OREGON # 18

GEARHART TRUST-OREGON # 19

GERVAIS TRUST-OREGON # 20

GILCHRIST TRUST-OREGON # 21

GLENDALE TRUST-OREGON # 22

GLENMORRIE TRUST-OREGON # 23

GLIDE TRUST-OREGON # 24

HARBOR TRUST-OREGON # 25

HUBBARD TRUST-OREGON # 26

HUNTINGTON TRUST-OREGON # 27

JOSEPH TRUST-OREGON # 28

KINZUA TRUST-OREGON # 29

LAFAYETTE TRUST-OREGON # 30

LEWISBURG TRUST-OREGON # 31

LOWELL TRUST-OREGON # 32

AMITY TRUST-OREGON # 33

APPLEGATE TRUST-OREGON # 34

ATHENA TRUST-OREGON # 35

AUMSVILLE TRUST-OREGON # 36

BELLEVIEW TRUST-OREGON # 37

BLY TRUST-OREGON # 38

CANYONVILLE TRUST-OREGON # 39

CHARLESTON TRUST-OREGON # 40

CHILOQUIN TRUST-OREGON # 41

COBURG TRUST-OREGON # 42

CONDON TRUST-OREGON # 43

DAYTON TRUST-OREGON # 44

DILLARD TRUST-OREGON # 45

DUNDEE TRUST-OREGON # 46

DUNES TRUST-OREGON # 47

ELMIRA TRUST-OREGON # 48

CANYON TRUST-OREGON # 49

BEECH TRUST-OREGON # 50

BATTLE TRUST-OREGON # 51

BLUE TRUST-OREGON # 52

SEBASTIAN TRUST-OREGON # 53

CAMAS TRUST-OREGON # 54

LOW TRUST-OREGON # 55

ALSEA TRUST-OREGON # 56

BROGAN TRUST-OREGON # 57

BURNT TRUST-OREGON # 58

HAYES TRUST-OREGON # 59

PARKER TRUST-OREGON # 60

GRASS TRUST-OREGON # 61

NECANIUM TRUST-OREGON # 62

SISKIYOU TRUST-OREGON # 63

WILLAMETTE TRUST-OREGON # 64

BEAVERTON TRUST-OREGON # 65

CORVALLIS TRUST-OREGON # 66

EUGENE TRUST-OREGON # 67

MEDFORD TRUST-OREGON # 68

PARKROSE TRUST-OREGON # 69

PORTLAND TRUST-OREGON # 70

SALEM TRUST-OREGON # 71

SPRINGFIELD TRUST-OREGON # 72

ALBANY TRUST-OREGON # 73

ALTAMONT TRUST-OREGON # 74

BEND TRUST-OREGON # 75

GRESHAM TRUST-OREGON # 76

HILLSBORO TRUST-OREGON # 77

KEIZER TRUST-OREGON # 78

MILWAUKIE TRUST-OREGON # 79

PENDLETON TRUST-OREGON # 80

DALLAS TRUST-OREGON # 81

GLADESTONE TRUST-OREGON # 82

HAYESVILLE TRUST-OREGON # 83

LEBANON TRUST-OREGON # 84

NEWBERG TRUST-OREGON # 85

POWELLHURST TRUST-OREGON # 86

ROCKWOOD TRUST-OREGON # 87

WOODBURN TRUST-OREGON # 88

ANTELOPE TRUST-OREGON # 89

DREWSEY TRUST-OREGON # 90

GRANITE TRUST-OREGON # 91

GREENHORN TRUST-OREGON # 92

HARDMAN TRUST-OREGON # 93

JUNTURA TRUST-OREGON # 94

LONEROCK TRUST-OREGON # 95

SHANIKO TRUST-OREGON # 96

ARAGO TRUST-OREGON # 97

BAYSHORE TRUST-OREGON # 98

BEATTY TRUST-OREGON # 99

BIRKENFELD TRUST-OREGON #100

BLODGETT TRUST-OREGON #101

BROADBENT TRUST-OREGON #102

BURLINGTON TRUST-OREGON #103

CHESHIRE TRUST-OREGON #104

COOSTON TRUST-OREGON #105

DODSON TRUST-OREGON #106

DREW TRUST-OREGON #107

DURKEE TRUST-OREGON #108

ENGLEWOOD TRUST-OREGON #109

FIRWOOD TRUST-OREGON #110

HARPER TRUST-OREGON #111

JAMIESON TRUST-OREGON #112

ALOHA TRUST-OREGON #113

BATTIN TRUST-OREGON #114

BROOKINGS TRUST-OREGON #115

BURNS TRUST-OREGON #116

CANBY TRUST-OREGON #117

COQUILLE TRUST-OREGON #118

GILBERT TRUST-OREGON #119

GLENDOVEER TRUST-OREGON #120

HAZELWOOD TRUST-OREGON #121

HERMISTON TRUST-OREGON #122

KENDALL TRUST-OREGON #123

METZGER TRUST-OREGON #124

MONMOUTH TRUST-OREGON #125

NEWPORT TRUST-OREGON #126

OAKRIDGE TRUST-OREGON #127

ONTARIO TRUST-OREGON #128

BAKER TRUST-OREGON #129

BENTON TRUST-OREGON #130

CURRY TRUST-OREGON #131

DOUGLAS TRUST-OREGON #132

GRANT TRUST-OREGON #133

LAKE TRUST-OREGON #134

MARION TRUST-OREGON #135

POLK TRUST-OREGON #136

COLUMBIA TRUST-OREGON #137

GILLIAM TRUST-OREGON #138

CLERK TRUST-OREGON #139

JACKSON TRUST-OREGON #140

JEFFERSON TRUST-OREGON #141

KLAMATH TRUST-OREGON #142

LINN TRUST-OREGON #143

MORROW TRUST-OREGON #144

CLATSOP TRUST-OREGON #145

COOS TRUST-OREGON #146

JOSEPHINE TRUST-OREGON #147

LANE TRUST-OREGON #148

MALHEUR TRUST-OREGON #149

SHERMAN TRUST-OREGON #150

UNION TRUST-OREGON #151

WASCO TRUST-OREGON #152

CRESCENT TRUST-OREGON #153

SUMMIT TRUST-OREGON #154

MILLER TRUST-OREGON #155

DAVIS TRUST-OREGON #156

OWYHEE TRUST-OREGON #157

COW TRUST-OREGON #158

MAGONE TRUST-OREGON #159

OSWEGO TRUST-OREGON #160

RIDER TRUST-OREGON #161

WALLOWA TRUST-OREGON #162

HARNEY TRUST-OREGON #163

YOUNG TRUST-OREGON #164

CRATER TRUST-OREGON #165

SUMMER TRUST-OREGON #166

ABERT TRUST-OREGON #167

ALKALI TRUST-OREGON #168

ADAMS TRUST-OREGON #169

ADRIAN TRUST-OREGON #170

ALVADORE TRUST-OREGON #171

AZALEA TRUST-OREGON #172

BALLSTON TRUST-OREGON #173

BARLOW TRUST-OREGON #174

BEAVER TRUST-OREGON #175

BECK TRUST-OREGON #176

BONNEVILLE TRUST-OREGON #177

BORING TRUST-OREGON #178

BRICKERVILLE TRUST-OREGON #179

BRIDGE TRUST-OREGON #180

BRIGHTWOOD TRUST-OREGON #181

OPHELIA TRUST-OREGON #182

BUXTON TRUST-OREGON #183

CARVER TRUST-OREGON #184

ASTORIA TRUST-OREGON #185

PRINEVILLE TRUST-OREGON #186

ROSEBURG TRUST-OREGON #187

LAKEVIEW TRUST-OREGON #188

VALE TRUST-OREGON #189

HEPPNER TRUST-OREGON #190

MORO TRUST-OREGON #191

TILLAMOOK TRUST-OREGON #192

IDANHA TRUST-OREGON #193

IDAVILLE TRUST-OREGON #194

IMBLER TRUST-OREGON #195

INDEPENDENCE TRUST-OREGON #196

INTERLACHEN TRUST-OREGON #197

IONE TRUST-OREGON #198

IRRIGON TRUST-OREGON #199

IRVING TRUST-OREGON #200

OAKLAND TRUST-OREGON #201

OCEANSIDE TRUST-OREGON #202

ODELL TRUST-OREGON #203

OLNEY TRUST-OREGON #204

OPHIR TRUST-OREGON #205

ORENCO TRUST-OREGON #206

ORIENT TRUST-OREGON #207

OXBOW TRUST-OREGON #208

P. G. - DANIEL TRUST

P. G. - DON #3 TRUST

P. G. - JEAN TRUST

P. G. - JIM TRUST

P. G. - JOHNNY TRUST

P. G. - KAREN TRUST

P. G. - LINDA TRUST

P. G. - NICHOLAS TRUST

P. G. - PENNY TRUST

P. G. - TOM TRUST

P. G. - TONY TRUST

P.P.C. TRUST #2- GIGI

P.P.C. TRUST #2- TOM

P.P.C. TRUST #3- JAY ROBERT

P.P.C. TRUST #3- LINDA

P.P.C. TRUST #4- ANTHONY

P.P.C. TRUST #4- JAY ROBERT

P.P.C. TRUST #4- JIM

P.P.C. TRUST #5- ANTHONY

P.P.C. TRUST #5- KAREN

P.P.C. TRUST #6- ANTHONY

P.P.C. TRUST #6- DANIEL

P.P.C. TRUST #6- GIGI

P.P.C. TRUST #6- PENNY

P.P.C. TRUST #7- JOHN

P.P.C. TRUST #7- PENNY

R. A. TRUST NO. 25

R.A. G.C. TRUST #1

R.A. G.C. TRUST #2

R.A. G.C. TRUST #3

R.A. G.C. TRUST #4

R.A. G.C. TRUST #5

R.A. G.C. TRUST #6

R.A. G.C. TRUST #7

R.A. G.C. TRUST #8

R.A. G.C. TRUST #9

R.A. G.C. TRUST #10

RAINER TRUST-WASHINGTON # 1

SLIDE TRUST-WASHINGTON # 2

CRYSTAL TRUST-WASHINGTON # 3

ELLIS TRUST-WASHINGTON # 4

OLYMPUS TRUST-WASHINGTON # 5

CARRIE TRUST-WASHINGTON # 6

ELK TRUST-WASHINGTON # 7

CONSTANCE TRUST-WASHINGTON # 8

HENDERSON TRUST-WASHINGTON # 9

ANDERSON TRUST-WASHINGTON # 10

TWIN TRUST-WASHINGTON # 11

HAYSTACK TRUST-WASHINGTON # 12

PILCHUCK TRUST-WASHINGTON # 13

INDEX TRUST-WASHINGTON # 14

BEARHEAD TRUST-WASHINGTON # 15

STRAWBERRY TRUST-WASHINGTON # 16

SIMCOE TRUST-WASHINGTON # 17

CLIFTY TRUST-WASHINGTON # 18

CASHMERE TRUST-WASHINGTON # 19

CLARK TRUST-WASHINGTON # 20

BONANZA TRUST-WASHINGTON # 21

GOODE TRUST-WASHINGTON # 22

LOGAN TRUST-WASHINGTON # 23

JACK TRUST-WASHINGTON # 24

OKANOGAN TRUST-WASHINGTON # 25

COLVILLE TRUST-WASHINGTON # 26

KANIKSU TRUST-WASHINGTON # 27

UMATILLA TRUST-WASHINGTON # 28

PINCHOT TRUST-WASHINGTON # 29

GIFFORD TRUST-WASHINGTON # 30

LATHROP TRUST-WASHINGTON # 31

ROSS TRUST-WASHINGTON # 32

OLYMPIC TRUST-WASHINGTON # 33

BREMERTON TRUST-WASHINGTON # 34

VANCOUVER TRUST-WASHINGTON # 35

DARRINGTON TRUST-WASHINGTON # 36

KEECHELUS TRUST-WASHINGTON # 37

FEDERATION TRUST-WASHINGTON # 38

HANFORD TRUST-WASHINGTON # 39

PAULS TRUST-WASHINGTON # 40

BUTTE TRUST-WASHINGTON # 41

STEPTOE TRUST-WASHINGTON # 42

FAIRCHILD TRUST-WASHINGTON # 43

COULEE TRUST-WASHINGTON # 44

VERNON TRUST-WASHINGTON # 45

MCNARY TRUST-WASHINGTON # 46

MARYHILL TRUST-WASHINGTON # 47

PASTIME TRUST-WASHINGTON # 48

CHELAN TRUST-WASHINGTON # 49

MOSES TRUST-WASHINGTON # 50

ENTIAT TRUST-WASHINGTON # 51

WALLOLA TRUST-WASHINGTON # 52

BANKS TRUST-WASHINGTON # 53

RIFFE TRUST-WASHINGTON # 54

SACAJEWEA TRUST-WASHINGTON # 55

BRYAN TRUST-WASHINGTON # 56

NEWMAN TRUST-WASHINGTON # 57

ROCK TRUST-WASHINGTON # 58

ROOSEVELT TRUST-WASHINGTON # 59

SHANNON TRUST-WASHINGTON # 60

STEVENS TRUST-WASHINGTON # 61

SPECTACLE TRUST-WASHINGTON # 62

GALISPELL TRUST-WASHINGTON # 63

WEST TRUST-WASHINGTON # 64

MARENGO TRUST-WASHINGTON # 65

SPANGLE TRUST-WASHINGTON # 66

PACKWOOD TRUST-WASHINGTON # 67

MOORE TRUST-WASHINGTON # 68

ALMIRA TRUST-WASHINGTON # 69

GRANDVIEW TRUST-WASHINGTON # 70

MALDEN TRUST-WASHINGTON# 71

TEKOA TRUST-WASHINGTON # 72

PACK TRUST-WASHINGTON # 73

FAIRFIELD TRUST-WASHINGTON # 74

RITZVILLE TRUST-WASHINGTON # 75

WARDEN TRUST-WASHINGTON # 76

BRIDGEPORT TRUST-WASHINGTON # 77

QUINCY TRUST-WASHINGTON # 78

PENAWOWA TRUST-WASHINGTON # 79

ALMOTA TRUST-WASHINGTON # 80

QUIET TRUST-WASHINGTON # 81

LEMEI TRUST-WASHINGTON # 82

SODA TRUST-WASHINGTON # 83

BOISTFORD TRUST-WASHINGTON # 84

SNAG TRUST-WASHINGTON # 85

WINDY TRUST-WASHINGTON # 86

MICA TRUST-WASHINGTON # 87

GYPSY TRUST-WASHINGTON # 88

GLACIER TRUST-WASHINGTON # 89

MONTE CRISTO TRUST-WASHINGTON # 90

WENATCHEE TRUST-WASHINGTON # 91

VESPER TRUST-WASHINGTON # 92

GUNN TRUST-WASHINGTON # 93

PYRAMID TRUST-WASHINGTON # 94

MISSION TRUST-WASHINGTON # 95

SIGNAL TRUST-WASHINGTON # 96

UNDER TRUST-WASHINGTON # 97

SADDLE TRUST-WASHINGTON # 98

ABERCROMBIE TRUST-WASHINGTON # 99

HALL TRUST-WASHINGTON #100

MOLYBENITE TRUST-WASHINGTON #101

CHEWELAH TRUST-WASHINGTON #102

BOYER TRUST-WASHINGTON #103

COUGAR TRUST-WASHINGTON #104

REDTOP TRUST-WASHINGTON #105

CHIMNEY TRUST-WASHINGTON #106

JULY TRUST-WASHINGTON #107

STAR TRUST-WASHINGTON #108

PINNACLE TRUST-WASHINGTON #109

REMMEL TRUST-WASHINGTON #110

MILE TRUST-WASHINGTON #111

ZEBRA TRUST-WASHINGTON #112

IRON TRUST-WASHINGTON #113

FOOT TRUST-WASHINGTON #114

BELLS TRUST-WASHINGTON #115

BADGER TRUST-WASHINGTON #116

YEARLING TRUST-WASHINGTON #117

KING TRUST-WASHINGTON #118

ANT TRUST-WASHINGTON #119

AIX TRUST-WASHINGTON #120

SNOQUALMIE TRUST-WASHINGTON #121

TWISP TRUST-WASHINGTON #122

RAINY TRUST-WASHINGTON #123

WASHINGTON TRUST-WASHINGTON #124

HARTS TRUST-WASHINGTON #125

CASCADE TRUST-WASHINGTON #126

AUSTIN TRUST-WASHINGTON #127

STAMPEDE TRUST-WASHINGTON #128

SWAUK TRUST-WASHINGTON #129

BLEWITT TRUST-WASHINGTON #130

CAYUSE TRUST-WASHINGTON #131

BY TRUST-WASHINGTON #132

OVER TRUST-WASHINGTON #133

SATUS TRUST-WASHINGTON #134

COPPER TRUST-WASHINGTON #135

SNOWY TRUST-WASHINGTON #136

OZETTE TRUST-WASHINGTON #137

SKOKOMICH TRUST-WASHINGTON #138

CHEROKEE TRUST-WASHINGTON #139

SPOKANE TRUST-WASHINGTON #140

LUMMI TRUST-WASHINGTON #141

SHOALWATER TRUST-WASHINGTON #142

HOH TRUST-WASHINGTON #143

QUILLAYUTE TRUST-WASHINGTON #144

NOOKSACK TRUST-WASHINGTON #145

SUIATTLE TRUST-WASHINGTON #146

WHITE TRUST-WASHINGTON #147

ICICLE TRUST-WASHINGTON #148

KLICKITAT TRUST-WASHINGTON #149

WILLAPA TRUST-WASHINGTON #150

SNOW TRUST-WASHINGTON #151

DICKEY TRUST-WASHINGTON #152

TOUTLE TRUST-WASHINGTON #153

SALMON TRUST-WASHINGTON #154

YELLOW TRUST-WASHINGTON #155

CHEHALIS TRUST-WASHINGTON #156

WYNOOCHEE TRUST-WASHINGTON #157

QUIMALT TRUST-WASHINGTON #158

QUEETS TRUST-WASHINGTON #159

WIND TRUST-WASHINGTON #160

MARYSVILLE TRUST-WASHINGTON #161

LYNWOOD TRUST-WASHINGTON #162

EDMONDS TRUST-WASHINGTON #163

WINE TRUST-WASHINGTON #164

SEATTLE TRUST-WASHINGTON #165

BURIEN TRUST-WASHINGTON #166

TOWNSEND TRUST-WASHINGTON #167

FLAGLER TRUST-WASHINGTON #168

ANGELES TRUST-WASHINGTON #169

ABERDEEN TRUST-WASHINGTON #170

HOQUIAM TRUST-WASHINGTON #171

ZESTY TRUST-WASHINGTON #172

BELLINGHAM TRUST-WASHINGTON #173

BLAINE TRUST-WASHINGTON #174

CHUCKANUT TRUST-WASHINGTON #175

ANACORTES TRUST-WASHINGTON #176

Exhibit B

CURRENT ADULT BENEFICIARIES

Nicholas J. Pritzker

Thomas J. Pritzker

James N. Pritzker

John A. Pritzker

Linda Pritzker

Karen L. Pritzker

Penny Pritzker

Daniel F. Pritzker

Anthony N. Pritzker

Gigi Pritzker Pucker

Jay Robert Pritzker

B-1

Exhibit C

NOTICES

Trustees:

Thomas J. Pritzker

The Pritzker Organization, LLC

71 S. Wacker Drive, Suite 4700

Chicago, IL 60606

(312) 873-4900 (Telephone)

(312) 873-4983 (Facsimile)

Mr. Karl J. Breyer

4535 IDS Center

80 S. 8 th Street

Minneapolis, MN 55402

(612) 851-2085 (Telephone)

(612) 851-2086 (Facsimile)

Mr. Marshall E. Eisenberg

Neal Gerber & Eisenberg LLP

Two North LaSalle St.

Suite 2200

Chicago, IL 60602

(312) 269-8020 (Telephone)

(312) 269-0260 (Facsimile)

Adult Beneficiaries:

Mr. Adam Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Allison Pritzker Schwartz

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Mr. Anthony N. Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Mr. Benjamin T. Pritzker

c/o Mr. Joel S. Rothman

Rothman Law Group

135 S. LaSalle Street

Suite 2810

Chicago, IL 60603

(312) 578-0900 (Telephone)

(312) 578-0905 (Facsimile)

Ms. Dana Jean Pritzker Schwartz

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Mr. Daniel F. Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

and

Mr. Daniel F. Pritzker

c/o Timmons Advisors, LLC

3555 Timmons Lane

Suite 800

Houston, TX 77027

(713) 961-1600 (Telephone)

(713) 623-2317 (Facsimile)

Mr. David T. Pritzker

c/o Mr. Joel S. Rothman

Rothman Law Group

135 S. LaSalle Street

Suite 2810

Chicago, IL 60603

(312) 578-0900 (Telephone)

(312) 578-0905 (Facsimile)

Mr. Donald P. Traubert

c/o Mr. J. Kevin Poorman

Pritzker Realty Group LP

71 S. Wacker Drive

47th Floor

Chicago, IL 60606

(312) 873-4802 (Telephone)

(312) 873-4891 (Facsimile)

Ms. Gigi Pritzker Pucker

c/o Ms. Karen MacKay

Burke Warren MacKay & Serritella PC

330 N. Wabash Avenue

22nd Floor

Chicago, IL 60611-3607

(312) 840-7009 (Telephone)

(312) 840-7900 (Facsimile)

Mr. Isaac Pritzker

c/o Mr. Thomas Dykstra

N Pritzker Capital Management, LLC

10 S. Wacker Dr.

Suite 1860

Chicago, IL 60606

(312) 896-1717 (Telephone)

(312) 896-1720 (Facsimile)

Mr. Jacob N. Pritzker

c/o Mr. Thomas Dykstra

N Pritzker Capital Management, LLC

10 S. Wacker Dr.

Suite 1860

Chicago, IL 60606

(312) 896-1717 (Telephone)

(312) 896-1720 (Facsimile)

Mr. James N. Pritzker

c/o Mr. Charles E. Dobrusin

Charles E. Dobrusin & Associates, Ltd.

104 S. Michigan Avenue

Suite 900

Chicago, IL 60603-5906

(312) 436-1202 (Telephone)

(312) 436-1201 (Facsimile)

and

Mr. James N. Pritzker

c/o Mr. Harry B. Rosenberg

Reed Smith Sachnoff & Weaver

10 South Wacker Drive

40 th Floor

Chicago, IL 60606-7507

(312) 207-1000 (Telephone)

(312) 207-6400 (Facsimile)

Mr. Jason N. Pritzker

c/o Mr. Joel S. Rothman

Rothman Law Group

135 S. LaSalle Street

Suite 2810

Chicago, IL 60603

(312) 578-0900 (Telephone)

(312) 578-0905 (Facsimile)

Mr. Jay Robert Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Mr. John A. Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Mr. Joseph B. Pritzker

c/o Mr. Thomas Dykstra

N Pritzker Capital Management, LLC

10 S. Wacker Dr.

Suite 1860

Chicago, IL 60606

(312) 896-1717 (Telephone)

(312) 896-1720 (Facsimile)

Ms. Karen L. Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Ms. Linda Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Ms. Nancy Marie Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Mr. Nicholas J. Pritzker

c/o Mr. Marshall Eisenberg

Neal Gerber & Eisenberg LLP

Two North LaSalle St.

Suite 2200

Chicago, IL 60602

(312) 269-8020 (Telephone)

(312) 269-0260 (Facsimile)

Mr. Noah Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Penny Pritzker

c/o Mr. J. Kevin Poorman

Pritzker Realty Group LP

71 S. Wacker Drive

47th Floor

Chicago, IL 60606

(312) 873-4802 (Telephone)

(312) 873-4891 (Facsimile)

Ms. Rachel Pritzker Hunter

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Regan Pritzker

c/o Mr. Thomas Dykstra

N Pritzker Capital Management, LLC

10 S. Wacker Dr.

Suite 1860

Chicago, IL 60606

(312) 896-1717 (Telephone)

(312) 896-1720 (Facsimile)

Mr. Roland Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Rosemary Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Tal Hava Pritzker

c/o Mr. Charles E. Dobrusin

Charles E. Dobrusin & Associates, Ltd.

104 S. Michigan Avenue

Suite 900

Chicago, IL 60603-5906

(312) 436-1202 (Telephone)

(312) 436-1201 (Facsimile)

Mr. Thomas J. Pritzker

c/o Mr. Marshall Eisenberg

Neal Gerber & Eisenberg LLP

Two North LaSalle St.

Suite 2200

Chicago, IL 60602

(312) 269-8020 (Telephone)

(312) 269-0260 (Facsimile)

Mr. Zachary Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, was appointed and is acting as a trustee of the P.G. Nicholas Trust M (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, as a condition to receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #1M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, as a condition to receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #2M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, as a condition to receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #3M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, as a condition to receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Don Trust No. 25M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Nicholas J. Pritzker, was appointed and is acting as a trustee of the P.G. Nicholas Trust M (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, as a condition to receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Nicholas J. Pritzker
Nicholas J. Pritzker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #12M5 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #8M8 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the P.G. Tom Trust M (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the LaSalle Trust #13M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Belleview Trust (OR 37) M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Bly Trust (OR 38) M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Canyonville Trust (OR 39) M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Vale Trust (OR 189) M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Heppner Trust (OR 190) M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Moro Trust (OR 191) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Tillamook Trust (OR 192) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Newman Trust (WA 57) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Rock Trust (WA 58) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Roosevelt Trust (WA 59) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Shannon Trust (WA 60) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Stevens Trust (WA 61) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Spectacle Trust (WA 62) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Galispell Trust (WA 63) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the West Trust (WA 64) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Lummi Trust (WA 141) M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Shoalwater Trust (WA 142) M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Hoh Trust (WA 143) M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Quillayute Trust (WA 144) M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Klickitat Trust (WA 149) M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Willapa Trust (WA 150) M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Snow Trust (WA 151) M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the ECI QSST Trust #4M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the Don G.C. Trust #1M4 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the R.A. G.C. Trust #1M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the LaSalle G.C. Trust #2M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #18-Thomas M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the LaSalle Trust #42M4 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the ECI QSST Trust #5M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the LaSalle Trust #44M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Marshall E. Eisenberg, has been appointed and has consented to serve as a trustee of the ECI QSST Trust #6M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Marshall E. Eisenberg
Marshall E. Eisenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the Penny Trust M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #31M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #37M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the Don G.C. Trust #8M2 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the R.A. G.C. Trust #8M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the LaSalle G.C. Trust #9M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #34-Penny M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #36-Penny M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #40-Penny M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #42-Penny M5 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the LaSalle Trust #51M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, John Kevin Poorman, has been appointed and has consented to serve as a trustee of the LaSalle Trust #47M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ John Kevin Poorman
John Kevin Poorman	Trustee

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the P.G. Gigi Trust M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #6M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #11M8 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #17M8 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #6M6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #11M8 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #17M8 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the P.G. Gigi Trust M3 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the LaSalle Trust No. 49M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the LaSalle Trust No. 49M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the Don G.C. Trust #4M4 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the R.A. G.C. Trust #4M4 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the LaSalle G.C. Trust #5M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #5-Gigi M5 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the LaSalle Trust No. 54M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Gigi Pritzker Pucker, has been appointed and has consented to serve as a trustee of the LaSalle Trust No. 58M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the Don G.C. Trust #4M4 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the R.A. G.C. Trust #4M4 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the LaSalle G.C. Trust #5M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the A.N.P. Trust #5-Gigi M5 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the LaSalle Trust No. 54M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Edward W. Rabin, has been appointed and has consented to serve as a trustee of the LaSalle Trust No. 58M1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Edward W. Rabin
Edward W. Rabin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Texas 8-26-22 Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Texas 8-26-22 Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Texas 8-26-22 Trust 2010 C (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Texas 8-26-22 Trust 2010 D (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the The Featherman Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #3-Nancy (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #3-Nancy (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Clyfford Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the NMP ECI Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #4-Nancy (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #3-Zachary (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #3-Zachary (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Lipschitz Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #4-Zachary (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #3-Cindy (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #3-Cindy (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #3-Jon (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #3-Jon (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #3-Jay (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #3-Jay (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Botticelli Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Hockney Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the KMP Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the KMP Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Stella Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #4-Cindy (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #4-Jay (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #4-Jon (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Ox Blue Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Zot Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Zot Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #2-Adam (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #2-Adam (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Trust A 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the ECI Trust A 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #3-Adam (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #2-Noah (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #2-Noah (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #3-Noah (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Trust N 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the ECI Trust N 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #2-Samuel (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #2-Samuel (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Swingsville Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Swingsville Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Trust S 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #3-Samuel (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Charles E. Dobrusin, has been appointed and has consented to serve as a trustee of the JNP Parachute Mirror Trust K (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Charles E. Dobrusin
Charles E. Dobrusin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Charles E. Dobrusin, has been appointed and has consented to serve as a trustee of the JNP Parachute Mirror Trust L (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Charles E. Dobrusin
Charles E. Dobrusin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Charles E. Dobrusin, has been appointed and has consented to serve as a trustee of the JNP 2010-P.G. Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Charles E. Dobrusin
Charles E. Dobrusin

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Harry B. Rosenberg, has been appointed and has consented to serve as a trustee of the JNP Parachute Mirror Trust K (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Harry B. Rosenberg
Harry B. Rosenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Harry B. Rosenberg, has been appointed and has consented to serve as a trustee of the JNP Parachute Mirror Trust L (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Harry B. Rosenberg
Harry B. Rosenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Harry B. Rosenberg, has been appointed and has consented to serve as a trustee of the JNP 2010-P.G. Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Harry B. Rosenberg
Harry B. Rosenberg

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Jane E. Feerer, has been appointed and has consented to serve as a trustee of the Tal - 2010 ECI Family Mirror Trust #4 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Jane E. Feerer
Jane E. Feerer

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the KLP 2010 PG Family Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the KLP 2010 ANP Mirror Trust A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the KLP 2010 ANP Mirror Trust B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the KLP 2010 PG Family Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the KLP 2010 ANP Mirror Trust A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the KLP 2010 ANP Mirror Trust B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the KLP 2010 PG Family Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the KLP 2010 ANP Mirror Trust A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S.Falk, has been appointed and has consented to serve as a trustee of the KLP 2010 ANP Mirror Trust B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the ACPS 2010 ECI Mirror Trust #5 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the ACPS 2010 ECI Mirror Trust #5 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the ACPS 2010 ECI Mirror Trust #5 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Allison (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the DJPS 2010 ECI Mirror Trust #6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the DJPS 2010 ECI Mirror Trust #6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Dana (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the DJPS 2010 ECI Mirror Trust #6 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #23 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #24 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #29 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #30 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the TSPV 2010 LaSalle Mirror Trust #60 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the JSPV 2010 LaSalle Mirror Trust #56 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #23 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #24 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #29 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #30 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the JSPV 2010 LaSalle Mirror Trust #56 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the TSPV 2010 LaSalle Mirror Trust #60 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the Don Family Trust #6-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the R.A. Family Trust #6-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #23 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #24 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #29 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the KLP 2010 A.N.P. Mirror Trust #30 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the JSPV 2010 LaSalle Mirror Trust #56 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the TSPV 2010 LaSalle Mirror Trust #60 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Julia (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #8-Theodore (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Topaz Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Autonomy Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Autonomy Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #7-Rachel (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus-R.A. G.C. Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #7-Roland (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Scorpion-R.A. G.C. Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Family Trust #7-Rosemary (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Vered-R.A. G.C. Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus-Blodgett Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus Brightwood Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R2 Buxton-Oregon #183 Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus Gunn-Wash #93 Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus Pyramid-Wash #94 Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus Pinnacle Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus Toutle-Wash #153 Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus ECI Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Scorpion Broadbent-Ore #102 Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Scorpion Ophelia Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Scorpion-Remmel Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Scorpion Angeles-Wash #169 Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Scorpion ECI Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Vered ECI Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R3-2010 A Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R3-2010 B Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R3-2010 C Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the R3-2010 D Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #7-Rachel (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #7-Roland (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #7-Rosemary (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Don Family Trust #7-Rachel (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus-R.A. G.C. Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Don Family Trust #7-Roland (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Scorpion-R.A. G.C. Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Don Family Trust #7-Rosemary (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Vered-R.A. G.C. Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus-Blodgett Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus Brightwood Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the R2 Buxton-Oregon #183 Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus Gunn-Wash #93 Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus Pyramid-Wash #94 Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus Pinnacle Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus Toutle-Wash #153 Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus ECI Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Scorpion Broadbent-Ore #102 Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Scorpion Ophelia Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Scorpion-Remmel Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Scorpion Angeles-Wash #169 Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Scorpion ECI Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Vered ECI Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the R3-2010 A Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the R3-2010 B Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the R3-2010 C Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the R3-2010 D Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #7-Rachel (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #7-Roland (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the LaSalle Family Trust #7-Rosemary (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Coco Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Spencer Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Spencer Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Don Nicholas Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Robert Alan Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Normandy Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Orchid Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the DALAI Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the DALAI Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the DALAI Trust 2010 C (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the DALAI Trust 2010 D (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Lyon Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Avignon Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Paris Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the PG Alma Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the Durham Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the Durham Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the DGC Germanium Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the R.A. G.C. Indium Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the LGC Tin Trust 2010 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the Gallium Trust 2010 A (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the Gallium Trust 2010 B (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the Gallium Trust 2010 C (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Thomas J. Muenster, has been appointed and has consented to serve as a trustee of the Gallium Trust 2010 D (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Thomas J. Muenster
Thomas J. Muenster

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the DJPS 2010 LaSalle Mirror Trust #46 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lucinda S. Falk, has been appointed and has consented to serve as a trustee of the ACPS 2010 LaSalle Mirror Trust #19 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lucinda S. Falk
Lucinda S. Falk

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the ACPS 2010 LaSalle Mirror Trust #19 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Andrew D. Wingate, has been appointed and has consented to serve as a trustee of the DJPS 2010 LaSalle Mirror Trust #46 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the ACPS 2010 LaSalle Mirror Trust #19 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Walter W. Simmers, has been appointed and has consented to serve as a trustee of the DJPS 2010 LaSalle Mirror Trust #46 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Walter W. Simmers
Walter W. Simmers

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Jane E. Feerer, has been appointed and has consented to serve as a trustee of the Tal LaSalle Mirror Trust #17D (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in her capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Jane E. Feerer
Jane E. Feerer

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Festus 2010 LaSalle Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Scorpion 2010 LaSalle Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, has been appointed and has consented to serve as a trustee of the Vered 2010 LaSalle Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Festus 2010 LaSalle Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Scorpion 2010 LaSalle Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Aaron Stern, has been appointed and has consented to serve as a trustee of the Vered 2010 LaSalle Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 17, 2010.

/s/ Aaron Stern
Aaron Stern

JOINDER AGREEMENT

(Amended and Restated Global Hyatt Agreement)

WHEREAS, G14M2 HHC, L.L.C., a Delaware limited liability company (“G14M2 HHC”), has acquired shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by G14M2 HHC of Common Stock, G14M2 HHC is executing and delivering this Joinder Agreement.

NOW, THEREFORE, G14M2 HHC adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by G14M2 HHC of Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder Agreement in the form hereof.

Dated: August 20, 2010.

G14M2 HHC, L.L.C.

By:	/s/ Ronald D. Wray
Ronald D. Wray Vice President, Treasurer & Secretary

JOINDER AGREEMENT

(Amended and Restated Global Hyatt Agreement)

WHEREAS, T11M2 HHC, L.L.C., a Delaware limited liability company (“T11M2 HHC”), has acquired shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by T11M2 HHC of Common Stock, T11M2 HHC is executing and delivering this Joinder Agreement.

NOW, THEREFORE, T11M2 HHC adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by T11M2 HHC of Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder Agreement in the form hereof.

Dated: August 20, 2010.

T11M2 HHC, L.L.C.

By:	/s/ Ronald D. Wray
Ronald D. Wray Vice President, Treasurer & Secretary

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lewis M. Linn, was appointed and is acting as a trustee of TGFJ Trust 1 (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 26, 2010.

/s/ Lewis M. Linn
Lewis M. Linn

JOINDER AGREEMENT

(Amended and Restated Global Hyatt Agreement)

Reference is made to that certain Amended and Restated Global Hyatt Agreement (as amended from time to time the “Amended and Restated Global Hyatt Agreement”), dated as of October 1, 2009, by, between and among each of the Trustees and each of the Adult Beneficiaries signatories thereto (capitalized terms used herein without definition shall have the meaning set forth in Amended and Restated Global Hyatt Agreement).

The undersigned, an Adult Beneficiary, hereby agrees to be bound by all of the terms and provisions of the Amended and Restated Global Hyatt Agreement and, as of the date hereof, makes all of the representations and warranties set forth in Exhibit A attached hereto.

Dated as of: April 15, 2010.

/s/ Abigail Pritzker Pucker
Abigail Pritzker Pucker

Exhibit A

(a) The undersigned has the full power, right and legal capacity to enter into this Joinder Agreement to the Amended and Restated Global Hyatt Agreement, to perform, observe and comply with all of the undersigned’s agreements and obligations under the Amended and Restated Global Hyatt Agreement and to consummate the transactions contemplated thereby.

(b) This Joinder Agreement to the Amended and Restated Global Hyatt Agreement has been duly and validly executed by the undersigned and, upon delivery thereof by the undersigned, this Joinder Agreement and the Amended and Restated Global Hyatt Agreement will constitute legal, valid and binding obligations of the undersigned enforceable against the undersigned in accordance with their respective terms.

(c) The undersigned’s informed decision to execute and deliver the Joinder Agreement and perform the Amended and Restated Global Hyatt Agreement (A) was made on the basis of legal, tax, financial and other advice from professionals, including Joined Agents, acting on behalf of the undersigned or on the basis of the undersigned having had the opportunity to engage legal, tax, financial and other advice from professionals, acting on behalf of the undersigned, (B) was voluntary, and (C) was not based on any representations, warranties, covenants and/or agreements of any party or other Person not expressly provided for in the Amended and Restated Global Hyatt Agreement.

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Lawrence I. Richman, has been appointed and has consented to serve as a co-trustee of the Second Universe Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as a trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 23, 2010.

/s/ Lawrence I. Richman
Lawrence I. Richman

JOINDER OF TRUSTEE

(Amended and Restated Global Hyatt Agreement)

WHEREAS, the undersigned, Nicholas J. Pritzker, has been appointed and has consented to serve as a co-trustee of the Second Universe Trust (the “Trust”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and certain others entered into that certain Amended and Restated Global Hyatt Agreement, dated October 1, 2009 (as the same may be amended from time to time, the “A/R Global Hyatt Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the A/R Global Hyatt Agreement); and

WHEREAS, in connection with the receipt by the Trust of shares of Hyatt Common Stock, the undersigned is executing and delivering this Joinder of Trustee.

NOW, THEREFORE, the undersigned, in his capacity as a trustee of the Trust, adopts the foregoing recitals and, for the benefit of all parties to the A/R Global Hyatt Agreement, hereby:

1. Acknowledges receipt and review of the A/R Global Hyatt Agreement;

2. Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, joins in and agrees to be bound by the terms and conditions of the A/R Global Hyatt Agreement; and

3. Agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation, Class A Common Stock and Class B Common Stock, to any Pritzker or Foreign Pritzker (or other successor that the A/R Global Hyatt Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee(s) thereof) signs and delivers to the parties to the A/R Global Hyatt Agreement a written Joinder in the form hereof.

Dated: August 23, 2010.

/s/ Nicholas J. Pritzker
Nicholas J. Pritzker

JOINDER AGREEMENT

(Amended and Restated Global Hyatt Agreement)

Reference is made to that certain Amended and Restated Global Hyatt Agreement (as amended from time to time the “Amended and Restated Global Hyatt Agreement”), dated as of October 1, 2009, by, between and among each of the Trustees and each of the Adult Beneficiaries signatories thereto (capitalized terms used herein without definition shall have the meaning set forth in Amended and Restated Global Hyatt Agreement).

The undersigned, an Adult Beneficiary, hereby agrees to be bound by all of the terms and provisions of the Amended and Restated Global Hyatt Agreement and, as of the date hereof, makes all of the representations and warranties set forth in Exhibit A attached hereto.

Dated as of: 3/10, 2010.

/s/ Andrew A. N. Pritzker
Andrew A. N. Pritzker

Exhibit A

(a) The undersigned has the full power, right and legal capacity to enter into this Joinder Agreement to the Amended and Restated Global Hyatt Agreement, to perform, observe and comply with all of the undersigned’s agreements and obligations under the Amended and Restated Global Hyatt Agreement and to consummate the transactions contemplated thereby.

(b) This Joinder Agreement to the Amended and Restated Global Hyatt Agreement has been duly and validly executed by the undersigned and, upon delivery thereof by the undersigned, this Joinder Agreement and the Amended and Restated Global Hyatt Agreement will constitute legal, valid and binding obligations of the undersigned enforceable against the undersigned in accordance with their respective terms.

(c) The undersigned’s informed decision to execute and deliver the Joinder Agreement and perform the Amended and Restated Global Hyatt Agreement (A) was made on the basis of legal, tax, financial and other advice from professionals, including Joined Agents, acting on behalf of the undersigned or on the basis of the undersigned having had the opportunity to engage legal, tax, financial and other advice from professionals, acting on behalf of the undersigned, (B) was voluntary, and (C) was not based on any representations, warranties, covenants and/or agreements of any party or other Person not expressly provided for in the Amended and Restated Global Hyatt Agreement.

Exhibit 3

AMENDED AND RESTATED

AGREEMENT RELATING TO STOCK

THIS AMENDED AND RESTATED AGREEMENT RELATING TO STOCK, dated as of October 26, 2009, is made by, between and among each of Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees of the trusts listed on Schedules A-1, A-2 and A-3 attached hereto (together with their successors, the “Trustees”) and each of the Persons from time to time listed on Schedule B attached hereto (each an “Adult Beneficiary”) or Schedule C attached hereto. The Trustees, the Adult Beneficiaries and holders of Other Shares (as defined below) joined pursuant to Section 3(h) below are referred to herein individually as a “Stockholder” and collectively as the “Stockholders”.

R E C I T A L S

WHEREAS, the Stockholders are party to that certain Agreement Relating to Stock dated as of August 28, 2007 as amended by the Amended and Restated Agreement Relating to Stock dated July 30, 2009 (the “Original Agreement”).

WHEREAS, the Stockholders own or may in the future own shares of common stock, $0.01 par value per share (the “Common Stock”), of Global Hyatt Corporation (the “Company”) held in trust or held directly or indirectly by such Stockholders;

WHEREAS, the parties desire to enter into this Agreement to set forth their understandings regarding certain Transfers of Restricted Stock; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement upon the terms and conditions set hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Rules of Construction.

(a)	For purposes of this Agreement, each of the following terms shall have the meaning ascribed to it in this Section 1:

“2007 Stockholders Agreement” – the 2007 Stockholders Agreement dated as of the Effective Date among the Company and certain stockholders of the Company as parties thereto (as amended from time to time).

“AAA” – American Arbitration Association.

“Adult Beneficiary” – as defined in the Preamble.

“Affiliate” – as to any Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” – this agreement as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Applicable Market Value” – the average of the Closing Price per share of Common Stock on each of the fifteen (15) consecutive Trading Days ending on the Trading Day immediately preceding the relevant date of determination, provided that if the Common Stock is not listed or regularly traded on any national or regional securities exchange or association or over-the-counter market, the Applicable Market Value shall be as determined by the Board of Directors of the Company (and validated by the Financial Advisor to the Company).

“Business Day” – any day other than a Saturday, Sunday or other day in Chicago, Illinois on which banking institutions are authorized by law or regulations to close.

“Claim” – as defined in Section 6(b).

“Closing Price” – on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of the Common Stock on the New York Stock Exchange or The Nasdaq Stock Market on such date or, if the Common Stock is not listed for trading on the New York Stock Exchange or The Nasdaq Stock Market on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if the Common Stock is not so listed on a United States securities exchange, the average of the last quoted bid price and asking price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the average of the last quoted bid price and asking price for the Common Stock on the GS Tradable Unregistered Equity OTC Market.

“Common Stock” – as defined in the Recitals.

“Company” – as defined in the Preamble.

“Effective Date” – August 28, 2007.

“Exchange Act” – the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rule and regulations of the Securities and Exchange Commission thereunder, as the same shall be in effect from time to time.

“Existing Stockholders” – (i) members of the Pritzker family who are lineal descendants of Nicholas J. Pritzker, deceased, and spouses thereof, (ii) trusts for the benefit of the persons listed in clause (i) of this definition and/or (iii) Affiliates of any of the Persons listed in clauses (i) and (ii) of this definition.

2

“Financial Advisor” means Goldman Sachs & Co. as financial advisor to the Company, or another nationally recognized investment banking firm selected by the Company.

“Governmental Authority” – any regional, federal, state or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, political subdivision or other governmental authority or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

“Immediate Family” – as to any individual, any one or more of such individual’s parents, mother-in-law, father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children (including by way of adoption).

“New AB” – as defined in Section 3(h).

“Original Agreement” – as defined in the Recitals.

“Other Shares”– any shares of Common Stock owned on the Effective Date directly or indirectly by trusts for the benefit of an Adult Beneficiary (and/or such Adult Beneficiary’s lineal descendants) which are not any of the trusts described in Schedules A-1, A-2 or A-3 hereto.

“Permitted Transfer” – one or more Transfers made by a Stockholder (i) to or for the benefit of a member or members of the Immediate Family of an Adult Beneficiary, (ii) to a private charitable foundation created by the Pritzker Foundation, (iii) to grant collateral security interests; provided that in the event that beneficial ownership of the pledged shares of Restricted Stock is transferred from a Stockholder to the lender(s) (or any other third party) by foreclosure or otherwise, such Transferee would (a) be subject to all of the restrictions and limitations imposed on such Restricted Stock and Stockholder in respect thereof prior to such Transfer (including, without limitation, transfer restrictions, rights of first refusal and drag-along rights) and (b) not be vested with any of the rights or benefits enjoyed by the Stockholder with respect to such shares of common stock (other than the right to receive dividends paid thereon, tag-along rights, and the proceeds thereof), (iv) to another Stockholder, (v) to one or more trusts for the benefit of an Adult Beneficiary or such Adult Beneficiary’s Immediate Family, or (vi) by operation of the provisions of the trust instrument of a trust which is in existence on the Effective Date, or which is a successor trust by way of being a “mirror”, “sub” or “split” trust, directly or indirectly, of a trust which is in existence on the Effective Date so long as the recipient of such Transfer is a permitted Transferee under clauses (i) through (v) of this definition; it being understood that any change in trustees of any such trust is a Permitted Transfer so long as such new trustee agrees to be bound by the terms of this Agreement in respect of such trust.

“Person” – an individual, a company, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any Governmental Authority.

“Public Offering” means (i) any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any comparable federal statute then in effect (other than any registration statement on Form S-8 or Form S-4 or any successor forms thereto) or (ii) any private distribution by the Company of its equity securities to more than 50 qualified institutional buyers.

3

“Qualified Public Offering” – a firm commitment underwritten public offering (or a private distribution to more than 50 qualified institutional buyers) of the Common Stock that: (i) yields gross proceeds of not less than $1,000,000,000, or (ii) results in the sale (including the sale by any selling shareholders) of fifteen percent (15%) or more of the Common Stock of the Company outstanding immediately prior to such offering.

“Request for Arbitration” – as defined in Section 6(a).

“Restricted Stock” – Common Stock owned, directly or indirectly, by a Stockholder on the Effective Date or Other Shares made subject to this Agreement under Section 3(h) and held by a Stockholder.

“Restriction Expiration Date” – 11:59 pm (Central time) on day after the first to occur of (i) the 365th day following the eighth (8th) anniversary of the Effective Date, (ii) the date that is five and one-half (5.5) years following the consummation of a Qualified Public Offering and (iii) the date on which the stockholders of the Company party to the 2007 Stockholders Agreement are released from the transfer restrictions set forth in Section 3 thereof.

“Securities Act” – the Securities Act of 1933, as amended, or any successor federal statute, and the rule and regulations of the Securities and Exchange Commission thereunder, as the same shall be in effect from time to time.

“Stockholder(s)” – as defined in the Preamble.

“Trading Day” – a day on which the Common Stock (i) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock at the close of business on such day.

“Transfer” – as defined in Section 2.

“Transferee” – a Person to whom shares of Restricted Stock or Other Shares are Transferred.

(b)	The following provisions shall be applied wherever appropriate herein:

(i)	for purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular;

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(ii)	with regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement;

(iii)	all references herein to Sections, subsections, paragraphs, subparagraphs and clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require;

(iv)	all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require;

(v)	the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(vi)	any accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as applied in the United States; and

(vii)	the Exhibits and Schedules, if any, attached hereto are incorporated herein by reference and shall be considered part of this Agreement.

2. Restrictions on Transfer. Except as expressly permitted in this Agreement, following a Qualified Public Offering, no Stockholder shall in any way, directly or indirectly (whether by act, omission or operation of law), sell, exchange, transfer, hypothecate, distribute, negotiate, gift, convey in trust, pledge, assign, encumber, or otherwise dispose of, or by adjudication of the Stockholder as bankrupt, by assignment for the benefit of creditors, by attachment, levy or other seizure by any creditor (whether or not pursuant to judicial process), or by passage or distribution of the Restricted Stock under judicial order or legal process, carry out or permit the transfer of, all or any portion of such Stockholder’s Restricted Stock (any of the foregoing, a “Transfer”). Following a Qualified Public Offering, any Transfer of Restricted Stock not expressly permitted herein shall be void and of no effect.

3. Certain Permitted Transfers. Notwithstanding anything to the contrary in Section 2:

(a)	Subject to Section 3(d), a Stockholder may Transfer all or a portion of such Stockholder’s Restricted Stock (i) to the Company, (ii) in a Permitted Transfer and (iii) as permitted by Sections 3(b) and 3(c).

(b)

Subject to Section 3(d), a Stockholder may Transfer up to a number of shares of Restricted Stock equal to one-third (1/3rd) of the number of shares of Restricted Stock that were held, directly or indirectly, by such Stockholder and/or trusts for the benefit of such Stockholder (and/or such Stockholder’s lineal descendants) on the Effective Date (and for this purpose, Other Shares made subject to this

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Agreement under Section 3(h) shall be deemed to have been held on the Effective Date) to one or more un-Affiliated third parties (i) during each 365-day period beginning on the sixth (6th), seventh (7th) and eighth (8th) anniversaries of the Effective Date, or (ii) if earlier, the dates that are three and one-half (3.5) years, four and one-half (4.5) years and five and one-half (5.5) years following the consummation of a Qualified Public Offering; provided that in the case of Transfers described in clause (ii) of this Section 3(b), such Transfers are accomplished by way of a broad distribution sale.

(c)

In addition to Section 3(b) above, following the first Public Offering and subject to Section 3(d), a Stockholder may Transfer up to a number of shares of Restricted Stock equal to one-third (1/3rd) of the number of shares of Restricted Stock that were held by such Stockholder and/or trusts for the benefit of such Stockholder (and/or such Stockholder’s lineal descendants) on the Effective Date (and for this purpose, Other Shares made subject to this Agreement under Section 3(h) shall be deemed to have been held on the Effective Date) to one or more un-Affiliated third parties (i) at any time following the end of the first calendar year during which the Existing Stockholders at any time during such year owned less than twenty five percent (25%) of the Common Stock outstanding at such time or (ii) at any time following both (A) the Effective Date and (B) the first date on which the Applicable Market Value exceeded one hundred sixty five percent (165%) of the gross price per share at which the Common Stock was first traded in the first Public Offering of the Common Stock; provided that in the case of Transfers described in the immediately preceding clauses (i) and (ii), such Transfers are accomplished either by way of an underwritten Public Offering with a principal underwriter reasonably acceptable to the Company or by way of an otherwise broad distribution sale.

(d)	No Transfer may be made pursuant to this Section 3 which would violate or be inconsistent with any other agreement a Stockholder may have with the Company, or which would result in registration by the Company or of any securities of the Company being required under any applicable laws (unless such Transfer is made in connection with and subject to any such registration). Subject to the last sentence of this Section 3(d), no Transfer may be made under this Section 3, unless the Transferee agrees in writing to be bound by the provisions of this Agreement as though it were a Stockholder. Upon compliance with all provisions hereof, all other Stockholders agree to execute and deliver such amendments hereto as are necessary to cause such Transferee to become a Stockholder. Following a the first Public Offering, the second sentence of this Section 3(d) shall not apply in the case of Transfers pursuant to an underwritten Public Offering or broad distribution sale.

(e)

Notwithstanding any other provision of this Section 3, no Stockholder may Transfer, and no Person may acquire, the legal or beneficial ownership of any Restricted Stock unless such acquiring Person’s ownership of Restricted Stock is not reasonably likely to jeopardize any licensing from a Governmental Authority with respect to the Company or any of its subsidiaries. Following the first Public

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Offering, the restrictions described in this Section 3(e) shall be qualified by the actual knowledge of the Transferring Stockholder (after limited inquiry) in the case of Transfers pursuant to an underwritten Public Offering or broad distribution sale.

(f)	Subject in the case of a Transfer permitted under clause (iii) of the definition of Permitted Transfer, to the limitations described in such clause (iii), a Transferee of Restricted Stock who becomes a Stockholder pursuant to this Section 3 shall have, to the extent Transferred, the rights and powers, and shall be subject to the restrictions and liabilities, of a Stockholder under this Agreement, unless such Transferee becomes a holder of such Restricted Stock either by way of an underwritten Public Offering or by way of a broad distribution sale permitted under this Section 3.

(g)	Under no circumstances shall a Transfer be made (i) to a competitor of the Company engaged in one or more of the hospitality, lodging and/or gaming industries, (ii) to an aggregator (meaning, a Person who is required to file a Schedule 13D (or successor form) under the Exchange Act disclosing an intent other than for investment) or (iii) which would cause a Stockholder to violate any provision of this Agreement. Following the first Public Offering, the restrictions described in this Section 3(g) shall be qualified by the actual knowledge of the Transferring Stockholder (after limited inquiry) in the case of Transfers pursuant to an underwritten Public Offering or broad distribution sale.

(h)	Each Adult Beneficiary agrees that in the event any Other Shares are Transferred to such Adult Beneficiary or trusts for the benefit of such Adult Beneficiary (and/or such Adult Beneficiary’s lineal descendants), such Adult Beneficiary shall use reasonable best efforts to secure the joinder of the Transferee of such Common Stock to this Agreement upon such Transfer. Upon the execution of such joinder by a Transferee, such Transferee will be considered to be a Stockholder for all purposes hereunder and such Transferee’s name shall be listed on an updated and revised Schedule C to be attached hereto.

4. Notices. Any notice or communication by and among the Stockholders under this Agreement is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the recipient’s address indicated on Schedule D attached hereto as amended from time to time. Any Stockholder, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

All notices and communications will be deemed to have been duly given upon receipt (assuming the intended recipient does not knowingly absent itself for the purpose of avoiding delivery, in which case the notice or communication will be deemed given when delivered to the carrier or sent by facsimile).

5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

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6. Arbitration.

(a)	Except as otherwise specifically provided in this Agreement, any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the AAA. Any party to this Agreement may initiate arbitration by notice to any other party (a “Request for Arbitration”). The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be Chicago, Illinois. The arbitration shall be conducted by a single arbitrator appointed by the Stockholder(s) involved in the arbitration who did not submit the Request for Arbitration from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by the Stockholder submitting the Request for Arbitration within fifteen (15) days after delivery of the Request for Arbitration. The Stockholder(s) who did not submit the Request for Arbitration will make the appointment within ten (10) days after it receives the list of qualified individuals. In the event the Stockholder submitting the Request for Arbitration fails to send a list of at least five (5) qualified individuals to serve as arbitrator to the other Stockholders within such fifteen-day time period, then the Stockholders who did not submit the Request for Arbitration shall appoint such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event the Stockholders who did not submit the Request for Arbitration fail to appoint a person to serve as arbitrator from the list of at least five (5) qualified individuals within ten (10) days after its receipt of such list from the submitting Stockholder, the submitting Stockholder shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no material business relationship, directly or indirectly, with any of the parties to this Agreement and who has at least ten (10) years of experience in the practice of law with experience in corporate governance. The arbitration hearing shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration hearing shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(b)

The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Illinois without reference to its internal conflicts of laws principles, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’

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fees and expenses to the prevailing party. The arbitrator also has the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the parties an opportunity to present written submission and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction, including the courts of Cook County, Illinois. Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction and venue in the courts of the State of Illinois and of the United States sitting in Chicago, Illinois in connection with any such proceeding, and waives any objection based on forum non conveniens. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES SUCH PARTY’S RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO SECTION 6(a) OF THIS AGREEMENT.

(c)	The parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided, that nothing herein shall prevent a party from disclosing information regarding the arbitration for purposes of enforcing the award. The parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

(d)	Notwithstanding any provision in this Agreement to the contrary, any Person who asserts a Claim challenging any action taken by Karl J. Breyer as co-trustee of the trusts listed on Schedules A-1, A-2 and A-3 attached hereto (or any successor to Karl J. Breyer as trustee of the trusts listed on Schedules A-1, A-2 and A-3 attached hereto) (Karl J. Breyer and any such successor referred to in this Section 6(d) as the “Third Trustee”) in entering into or performing this Agreement, shall be required to make an initial showing, from which the Arbitrator will determine whether further proceedings are warranted, that the Third Trustee was materially uninformed or misled, or that his determination process was corrupted (the “Applicable Standard”). If the Arbitrator determines that such initial showing is insufficient to meet the Applicable Standard, the Claim, insofar as it challenges any such action taken by the Third Trustee, shall be dismissed. This Section 6(d) may not be amended, modified or waived without the written consent of the Third Trustee.

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7. Successors and Assigns. None of the parties shall have the right to assign any of its rights or delegate any of its obligations under this Agreement or any part hereof, except as expressly permitted herein. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective permitted successors and assigns.

8. No Other Relationships. Nothing herein contained shall be construed to constitute any Stockholder the legal representative or agent of any other Stockholder.

9. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a Governmental Authority, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible.

10. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

11. Counterparts; Effectiveness. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

12. No Trustee Liability. When this Agreement is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Agreement shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder or thereunder, or to perform any covenant, either express or implied, contained herein or therein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between or among the Stockholders, or any of them, with respect to the subject matter hereof, including, the Original Agreement.

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14. Amendment and Waiver. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by (a) holders of a majority of the Restricted Stock held by the Stockholders at the time such action is proposed to be taken or, in the case of a waiver, by the parties waiving compliance, and (b) each of the then living and legally competent individuals listed on Schedule B attached hereto under the heading “B-1,” so long as each such individual is the legal or beneficial owner of Restricted Stock. No delay on the part of any party on exercising any right, power or privileges hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

15. Confidentiality and Public Announcements. No party hereto shall make any publicity releases, interviews or other disclosure or dissemination of any information concerning this Agreement or its terms, or any party’s performance hereunder, to any Person without the prior written approval of the other parties hereto; provided, however, that this provision shall not prevent disclosure: (a) as required by applicable law, (b) to any party’s financial advisors or legal advisors who are bound by similar terms of confidentiality, (c) as is, in good faith, deemed necessary or advisable under applicable securities laws or the rules and regulations of any stock exchange by which a party is bound or (d) in connection with enforcement of this Agreement in an arbitration proceeding pursuant to Section 6 hereof.

16. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

17. Waiver of Certain Damages. To the extent permitted by applicable law, each party hereto agrees not to assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the transactions contemplated hereby.

18. Joinder by Adult Beneficiaries. The Adult Beneficiaries are joining this Agreement as beneficiaries under certain of the trusts listed on Schedules A-1, A-2, and A-3, as applicable, to confirm to the Trustees that the Adult Beneficiaries believe this Agreement is in their and their descendants’ best interests and welfare, that on their own behalf and on behalf of their descendants they consent to this Agreement, that they desire the Trustees to enter into this Agreement and that in the event the Adult Beneficiaries receive distributions or other Transfers of any Restricted Stock after the Effective Date, such Restricted Stock shall remain subject to the terms of this Agreement. Each Adult Beneficiary agrees that at such time as any child of such Adult Beneficiary turns 18 years old (a “New AB”) prior to the Restriction Expiration Date, such Adult Beneficiary shall use reasonable best efforts to secure the joinder of such New AB to this Agreement. Upon the execution of such joinder by a New AB, such New AB will be considered to be an Adult Beneficiary for all purposes hereunder and Schedule B hereto shall be deemed to be updated to reflect the addition of such New AB.

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19. Termination. This Agreement shall terminate and be of no further force and effect on the first to occur of (a) with respect to any Stockholder, on the first date when such Stockholder no longer holds any shares of Restricted Stock, (b) upon the agreement in writing of each of the Stockholders party hereto or (c) on the Restriction Expiration Date; provided, that Sections 4 through 19 shall survive any termination or expiration of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement Relating to Stock as of the date first above written.

TRUSTS:

The Trusts Identified on Schedules A-1, A-2 and A-3, attached hereto

By:	/s/ Thomas J. Pritzker
Thomas J. Pritzker, not individually, but solely as co-trustee of each of those separate and distinct trusts listed on Schedules A-1, A-2 and A-3

By:	/s/ Marshall E. Eisenberg
Marshall E. Eisenberg, not individually, but solely as co-trustee of each of those separate and distinct trusts listed on Schedules A-1, A-2 and A-3

By:	/s/ Karl J. Breyer
Karl J. Breyer, not individually, but solely as co-trustee of each of those separate and distinct trusts listed on Schedules A-1, A-2 and A-3

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ADULT BENEFICIARIES:

/s/ Thomas J. Pritzker
Thomas J. Pritzker, individually

/s/ Penny Pritzker
Penny Pritzker, individually

/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker, individually

/s/ Jason Pritzker
Jason Pritzker, individually

/s/ Benjamin Pritzker
Benjamin Pritzker, individually

/s/ David Pritzker
David Pritzker, individually

/s/ Donald Pritzker Traubert
Donald Pritzker Traubert, individually

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SCHEDULE A-1

Trusts f/b/o TJP Beneficiary Group

A.N.P. Trust #12

A.N.P. Trust #13A - Tom

A.N.P. Trust #14

A.N.P. Trust #18-Thomas

A.N.P. Trust #7A - Tom

A.N.P. Trust #8

Don G.C. Trust #1

F.L.P. Trust #11

LaSalle G.C. Trust #2

R.A. G.C. Trust #1

Tom Trust

LaSalle Trust No. 13

LaSalle Trust No. 42

LaSalle Trust No. 44

AMITY TRUST-OREGON # 33

APPLEGATE TRUST-OREGON # 34

ATHENA TRUST-OREGON # 35

AUMSVILLE TRUST-OREGON # 36

BELLEVIEW TRUST-OREGON # 37

BLY TRUST-OREGON # 38

CANYONVILLE TRUST-OREGON # 39

CHARLESTON TRUST-OREGON # 40

CRESCENT TRUST-OREGON #153

SUMMIT TRUST-OREGON #154

MILLER TRUST-OREGON #155

DAVIS TRUST-OREGON #156

ASTORIA TRUST-OREGON #185

PRINEVILLE TRUST-OREGON #186

ROSEBURG TRUST-OREGON #187

LAKEVIEW TRUST-OREGON #188

VALE TRUST-OREGON #189

HEPPNER TRUST-OREGON #190

MORO TRUST-OREGON #191

TILLAMOOK TRUST-OREGON #192

NEWMAN TRUST-WASHINGTON # 57

ROCK TRUST-WASHINGTON # 58

ROOSEVELT TRUST-WASHINGTON # 59

SHANNON TRUST-WASHINGTON # 60

STEVENS TRUST-WASHINGTON # 61

SPECTACLE TRUST-WASHINGTON # 62

GALISPELL TRUST-WASHINGTON # 63

WEST TRUST-WASHINGTON # 64

OZETTE TRUST-WASHINGTON #137

SKOKOMICH TRUST-WASHINGTON #138

CHEROKEE TRUST-WASHINGTON #139

SPOKANE TRUST-WASHINGTON #140

LUMMI TRUST-WASHINGTON #141

SHOALWATER TRUST-WASHINGTON #142

HOH TRUST-WASHINGTON #143

QUILLAYUTE TRUST-WASHINGTON #144

NOOKSACK TRUST-WASHINGTON #145

SUIATTLE TRUST-WASHINGTON #146

WHITE TRUST-WASHINGTON #147

ICICLE TRUST-WASHINGTON #148

KLICKITAT TRUST-WASHINGTON #149

WILLAPA TRUST-WASHINGTON #150

SNOW TRUST-WASHINGTON #151

DICKEY TRUST-WASHINGTON #152

Amarillo Residuary Trust #1

ECI QSST Trust #4

ECI QSST Trust #5

ECI QSST Trust #6

P.P.C. TRUST #2- TOM

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SCHEDULE A-2

Trusts f/b/o PP Beneficiary Group

A.N.P. Trust #31

A.N.P. Trust #34 - Penny

A.N.P. Trust #36 - Penny

A.N.P. Trust #37

A.N.P. Trust #40 - Penny

A.N.P. Trust #42 - Penny

Don G.C. Trust #8

LaSalle G.C. Trust #9

LaSalle Trust No. 47

LaSalle Trust No. 51

Penny Trust

F. L. P. Trust #19

LaSalle Trust #47

LaSalle Trust #51

Penny Trust

CLATSOP TRUST-OREGON #145

COOS TRUST-OREGON #146

JOSEPHINE TRUST-OREGON #147

LANE TRUST-OREGON #148

MALHEUR TRUST-OREGON #149

SHERMAN TRUST-OREGON #150

UNION TRUST-OREGON #151

WASCO TRUST-OREGON #152

IDANHA TRUST-OREGON #193

IDAVILLE TRUST-OREGON #194

IMBLER TRUST-OREGON #195

INDEPENDENCE TRUST-OREGON #196

INTERLACHEN TRUST-OREGON #197

IONE TRUST-OREGON #198

IRRIGON TRUST-OREGON #199

IRVING TRUST-OREGON #200

SIMCOE TRUST-WASHINGTON # 17

CLIFTY TRUST-WASHINGTON # 18

CASHMERE TRUST-WASHINGTON # 19

CLARK TRUST-WASHINGTON # 20

BONANZA TRUST-WASHINGTON # 21

GOODE TRUST-WASHINGTON # 22

LOGAN TRUST-WASHINGTON # 23

JACK TRUST-WASHINGTON # 24

MARYSVILLE TRUST-WASHINGTON #161

LYNWOOD TRUST-WASHINGTON #162

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EDMONDS TRUST-WASHINGTON #163

WINE TRUST-WASHINGTON #164

SEATTLE TRUST-WASHINGTON #165

BURIEN TRUST-WASHINGTON #166

TOWNSEND TRUST-WASHINGTON #167

FLAGLER TRUST-WASHINGTON #168

Amarillo Residuary Trust #8

P.P.C. TRUST #6- PENNY

P.P.C. TRUST #7- PENNY

R.A. G.C. Trust #8

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SCHEDULE A-3

Trusts f/b/o GPP Beneficiary Group

A.N.P. Trust #11

A.N.P. Trust #13C - Gigi

A.N.P. Trust #17

A.N.P. Trust #5-Jean

A.N.P. Trust #6

A.N.P. Trust #7C - Gigi

F.L.P. Trust #14

Gigi Trust

LaSalle G.C. Trust #5

LaSalle Trust No. 49

LaSalle Trust No. 54

LaSalle Trust No. 58

R.A. G.C. Trust #4

ALBANY TRUST-OREGON # 73

ALTAMONT TRUST-OREGON # 74

BEND TRUST-OREGON # 75

GRESHAM TRUST-OREGON # 76

HILLSBORO TRUST-OREGON # 77

KEIZER TRUST-OREGON # 78

MILWAUKIE TRUST-OREGON # 79

PENDLETON TRUST-OREGON # 80

ADAMS TRUST-OREGON #169

ADRIAN TRUST-OREGON #170

ALVADORE TRUST-OREGON #171

AZALEA TRUST-OREGON #172

BALLSTON TRUST-OREGON #173

BARLOW TRUST-OREGON #174

BEAVER TRUST-OREGON #175

BECK TRUST-OREGON #176

OLYMPIC TRUST-WASHINGTON # 33

BREMERTON TRUST-WASHINGTON # 34

VANCOUVER TRUST-WASHINGTON # 35

DARRINGTON TRUST-WASHINGTON # 36

KEECHELUS TRUST-WASHINGTON # 37

FEDERATION TRUST-WASHINGTON # 38

HANFORD TRUST-WASHINGTON # 39

PAULS TRUST-WASHINGTON # 40

QUIET TRUST-WASHINGTON # 81

LEMEI TRUST-WASHINGTON # 82

SODA TRUST-WASHINGTON # 83

BOISTFORD TRUST-WASHINGTON # 84

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SNAG TRUST-WASHINGTON # 85

WINDY TRUST-WASHINGTON # 86

MICA TRUST-WASHINGTON # 87

GYPSY TRUST-WASHINGTON # 88

Amarillo Residuary Trust #4

P.P.C. TRUST #2- GIGI

P.P.C. TRUST #6- GIGI

Don G.C. Trust #4

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SCHEDULE B

Adult Beneficiaries

B-1:

Thomas J. Pritzker

Penny Pritzker

Gigi Pritzker Pucker

B-2:

Jason Pritzker

Benjamin Pritzker

David Pritzker

Donald Traubert

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SCHEDULE C

Transferees of Other Shares

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SCHEDULE D

Addresses

TRUSTEES	ADULT BENEFICIARIES:

Thomas J. Pritzker, Trustee 71 South Wacker Drive, 47th Floor Chicago, IL 60606 Fax: 312-873-4997	Thomas J. Pritzker 71 South Wacker Drive, 47th Floor Chicago, IL 60606 Fax: 312-873-4997

Marshall E. Eisenberg, Trustee c/o Neal, Gerber & Eisenberg LLP 2 North LaSalle, Suite 2200 Chicago, IL 60602 Fax: 312-269-1747	Penny Pritzker 71 South Wacker Drive, 47th Floor Chicago, IL 60606 Fax: 312-873-4891

Karl J. Breyer, Trustee 4535 IDS Center 80 South 8th Street Minneapolis, MN 55402 Fax: 612-851-2086	Gigi Pritzker Pucker c/o Pritzker Family Office, LLC 71 South Wacker Drive, 46th Floor Chicago, IL 60606 Fax: 312-873-4983

Jason Pritzker 71 South Wacker Drive, 47th Floor Chicago, IL 60606 Fax: 312-873-4997

Benjamin Pritzker 71 South Wacker Drive, 47th Floor Chicago, IL 60606 Fax: 312-873-4997

David Pritzker 71 South Wacker Drive, 47th Floor Chicago, IL 60606 Fax: 312-873-4997

Donald P. Traubert 71 South Wacker Drive, 47th Floor Chicago, IL 60606 Fax: 312-873-4891

9

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

WHEREAS, the undersigned has been appointed and has consented to serve as trustee of the trusts listed on Schedule A attached hereto (the “Trusts”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and the Adult Beneficiaries (as defined in the Amended and Restated Agreement Relating to Stock) entered into that certain Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009 (as the same may be amended from time to time, the “Amended and Restated Agreement Relating to Stock”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Agreement Relating to Stock); and

WHEREAS, in connection with the receipt by the Trusts of shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”), the undersigned is executing and delivering this Joinder Agreement.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trusts, adopts the foregoing recitals and, for the benefit of all parties to the Amended and Restated Agreement Relating to Stock, hereby:

1. Acknowledges receipt and review of the Amended and Restated Agreement Relating to Stock; and

2. Contemporaneous with the receipt by the undersigned of Common Stock, joins in and agrees to be bound by the terms and conditions of the Amended and Restated Agreement Relating to Stock and becomes a “Stockholder” for all purposes thereunder.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

The trustee of the Trusts is executing this Joinder Agreement not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Joinder Agreement shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of August 17, 2010.

TRUSTS:

By:	/s/ Marshall E. Eisenberg
Marshall E. Eisenberg, not individually, but solely as trustee of each of those separate and distinct trusts listed on Schedule A

[Signature page to Joinder Agreement –

Trusts for the benefit of Thomas Pritzker and descendants]

Schedule A

P.G. Tom Trust M

A.N.P. Trust #8M8

A.N.P. Trust #12M5

LaSalle Trust #13M3

Belleview Trust (OR 37) M2

Bly Trust (OR 38) M2

Canyonville Trust (OR 39) M2

Vale Trust (OR 189) M2

Heppner Trust (OR 190) M2

Moro Trust (OR 191) M1

Tillamook Trust (OR 192) M1

Newman Trust (WA 57) M1

Rock Trust (WA 58) M1

Roosevelt Trust (WA 59) M1

Shannon Trust (WA 60) M1

Stevens Trust (WA 61) M1

Spectacle Trust (WA 62) M1

Galispell Trust (WA 63) M1

West Trust (WA 64) M1

Lummi Trust (WA 141) M3

Shoalwater Trust (WA 142) M3

Hoh Trust (WA 143) M1

Quillayute Trust (WA 144) M3

Klickitat Trust (WA 149) M2

Willapa Trust (WA 150) M3

Snow Trust (WA 151) M2

ECI QSST Trust #4M3

Don G.C. Trust #1M4

R.A. G.C. Trust #1M3

LaSalle G.C. Trust #2M1

A.N.P. Trust #18-Thomas M6

LaSalle Trust #42M4

ECI QSST Trust #5M2

LaSalle Trust #44M3

ECI QSST Trust #6M2

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

WHEREAS, the undersigned has been appointed and has consented to serve as trustee of the trusts listed on Schedule A attached hereto (the “Trusts”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and the Adult Beneficiaries (as defined in the Amended and Restated Agreement Relating to Stock) entered into that certain Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009 (as the same may be amended from time to time, the “Amended and Restated Agreement Relating to Stock”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Agreement Relating to Stock); and

WHEREAS, in connection with the receipt by the Trusts of shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”), the undersigned is executing and delivering this Joinder Agreement.

NOW, THEREFORE, the undersigned, in its capacity as trustee of the Trusts, adopts the foregoing recitals and, for the benefit of all parties to the Amended and Restated Agreement Relating to Stock, hereby:

1. Acknowledges receipt and review of the Amended and Restated Agreement Relating to Stock; and

2. Contemporaneous with the receipt by the undersigned of Common Stock, joins in and agrees to be bound by the terms and conditions of the Amended and Restated Agreement Relating to Stock and becomes a “Stockholder” for all purposes thereunder.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

The trustee of the Trusts is executing this Joinder Agreement not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Joinder Agreement shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each signatory hereto and delivered to the other parties.

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of August 17, 2010.

TRUSTS:

By:	CIBC Trust Company (Bahamas) Limited, solely as trustee of each of those separate and distinct trusts listed on Schedule A

/s/ Schevon Miller
Authorized Signatory

/s/ Michelle Gibson
Authorized Signatory

[Signature page to Joinder Agreement –

Trusts for the benefit of Thomas Pritzker and descendants]

Schedule A

Settlement T-551-1FD

1740 Trust #27FD

Settlement T-2113AFD

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

WHEREAS, the undersigned has been appointed and has consented to serve as trustee of the trusts listed on Schedule A attached hereto (the “Trusts”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and the Adult Beneficiaries (as defined in the Amended and Restated Agreement Relating to Stock) entered into that certain Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009 (as the same may be amended from time to time, the “Amended and Restated Agreement Relating to Stock”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Agreement Relating to Stock); and

WHEREAS, in connection with the receipt by the Trusts of shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”), the undersigned is executing and delivering this Joinder Agreement.

NOW, THEREFORE, the undersigned, in his capacity as trustee of the Trusts, adopts the foregoing recitals and, for the benefit of all parties to the Amended and Restated Agreement Relating to Stock, hereby:

1. Acknowledges receipt and review of the Amended and Restated Agreement Relating to Stock; and

2. Contemporaneous with the receipt by the undersigned of Common Stock, joins in and agrees to be bound by the terms and conditions of the Amended and Restated Agreement Relating to Stock and becomes a “Stockholder” for all purposes thereunder.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

The trustee of the Trusts is executing this Joinder Agreement not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Joinder Agreement shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of August 17, 2010.

TRUSTS:

By:	/s/ John Kevin Poorman
John Kevin Poorman, not individually, but solely as trustee of each of those separate and distinct trusts listed on Schedule A

[Signature page to Joinder Agreement –

Trusts for the benefit of Penny Pritzker and descendants]

Schedule A

Penny Trust M2

A.N.P. Trust #31M6

A.N.P. Trust #37M6

LaSalle Trust #47M1

LaSalle Trust #51M1

A.N.P. Trust #34-Penny M6

A.N.P. Trust #36-Penny M6

A.N.P. Trust #40-Penny M6

A.N.P. Trust #42-Penny M5

Don G.C. Trust #8M2

LaSalle G.C. Trust #9M1

R.A. G.C. Trust #8M3

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

WHEREAS, the undersigned has been appointed and has consented to serve as trustee of the trusts listed on Schedule A attached hereto (the “Trusts”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and the Adult Beneficiaries (as defined in the Amended and Restated Agreement Relating to Stock) entered into that certain Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009 (as the same may be amended from time to time, the “Amended and Restated Agreement Relating to Stock”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Agreement Relating to Stock); and

WHEREAS, in connection with the receipt by the Trusts of shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”), the undersigned is executing and delivering this Joinder Agreement.

NOW, THEREFORE, the undersigned, in its capacity as trustee of the Trusts, adopts the foregoing recitals and, for the benefit of all parties to the Amended and Restated Agreement Relating to Stock, hereby:

1. Acknowledges receipt and review of the Amended and Restated Agreement Relating to Stock; and

2. Contemporaneous with the receipt by the undersigned of Common Stock, joins in and agrees to be bound by the terms and conditions of the Amended and Restated Agreement Relating to Stock and becomes a “Stockholder” for all purposes thereunder.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

The trustee of the Trusts is executing this Joinder Agreement not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Joinder Agreement shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each signatory hereto and delivered to the other parties.

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of August 17, 2010.

TRUSTS:

By:	CIBC Trust Company (Bahamas) Limited, solely as trustee of each of those separate and distinct trusts listed on Schedule A

/s/ Schevon Miller
Authorized Signatory

/s/ Michelle Gibson
Authorized Signatory

[Signature page to Joinder Agreement –

Trusts for the benefit of Penny Pritzker and descendants]

Schedule A

T-551-10FD2

1740 #34FD2

1740 #37FD

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

WHEREAS, each of the undersigned has been appointed and has consented to serve as a trustee of the trusts listed on Schedule A attached hereto (the “Trusts”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and the Adult Beneficiaries (as defined in the Amended and Restated Agreement Relating to Stock) entered into that certain Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009 (as the same may be amended from time to time, the “Amended and Restated Agreement Relating to Stock”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Agreement Relating to Stock); and

WHEREAS, in connection with the receipt by the Trusts of shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”), the undersigned are executing and delivering this Joinder Agreement.

NOW, THEREFORE, each of the undersigned, in his or her capacity as a trustee of the Trusts, adopts the foregoing recitals and, for the benefit of all parties to the Amended and Restated Agreement Relating to Stock, hereby:

1. Acknowledges receipt and review of the Amended and Restated Agreement Relating to Stock; and

2. Contemporaneous with the receipt by the undersigned of Common Stock, joins in and agrees to be bound by the terms and conditions of the Amended and Restated Agreement Relating to Stock and becomes a “Stockholder” for all purposes thereunder.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

Each trustee of the Trusts is executing this Joinder Agreement not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Joinder Agreement shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of August 17, 2010.

TRUSTS:

By:	/s/ Gigi Pritzker Pucker
Gigi Pritzker Pucker, not individually, but solely as co-trustee of each of those separate and distinct trusts listed on Schedule A

By:	/s/ Edward W. Rabin
Edward W. Rabin, not individually, but solely as co-trustee of each of those separate and distinct trusts listed on Schedule A

[Signature page to Joinder Agreement –

Trusts for the benefit of Gigi Pritzker Pucker and descendants]

Schedule A

P.G. Gigi Trust M3

A.N.P. Trust #6M6

A.N.P. Trust #11M8

A.N.P. Trust #17M8

LaSalle Trust No. 49M1

LaSalle Trust No. 54M1

LaSalle Trust No. 58M1

Don G.C. Trust #4M4

R.A. G.C. Trust #4M4

LaSalle G.C. Trust #5M1

A.N.P. Trust #5-Gigi M5

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

WHEREAS, the undersigned has been appointed and has consented to serve as trustee of the trusts listed on Schedule A attached hereto (the “Trusts”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and the Adult Beneficiaries (as defined in the Amended and Restated Agreement Relating to Stock) entered into that certain Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009 (as the same may be amended from time to time, the “Amended and Restated Agreement Relating to Stock”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Agreement Relating to Stock); and

WHEREAS, in connection with the receipt by the Trusts of shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”), the undersigned is executing and delivering this Joinder Agreement.

NOW, THEREFORE, the undersigned, in its capacity as trustee of the Trusts, adopts the foregoing recitals and, for the benefit of all parties to the Amended and Restated Agreement Relating to Stock, hereby:

1. Acknowledges receipt and review of the Amended and Restated Agreement Relating to Stock; and

2. Contemporaneous with the receipt by the undersigned of Common Stock, joins in and agrees to be bound by the terms and conditions of the Amended and Restated Agreement Relating to Stock and becomes a “Stockholder” for all purposes thereunder.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

The trustee of the Trusts is executing this Joinder Agreement not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Joinder Agreement shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each signatory hereto and delivered to the other parties.

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of August 17, 2010.

TRUSTS:

By:	CIBC Trust Company (Bahamas) Limited, solely as trustee of each of those separate and distinct trusts listed on Schedule A

/s/ Schevon Miller
Authorized Signatory

/s/ Michelle Gibson
Authorized Signatory

[Signature page to Joinder Agreement –

Trusts for the benefit of Gigi Pritzker Pucker and descendants]

Schedule A

Settlement T-551-4FD

Settlement 1740 Trust #30FD

Settlement T-2113D-FDM

Settlement T-2113D-FDJ

Settlement T-2113D-FDA

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

Reference is made to that certain Amended and Restated Agreement Relating to Stock (as amended from time to time, the “Amended and Restated Agreement Relating to Stock”) pertaining to the common stock of Global Hyatt Corporation, dated as of October 26, 2009, by, between and among each of the Trustees and each of the Adult Beneficiaries signatories thereto (capitalized terms used herein without definition shall have the meaning set forth in Amended and Restated Agreement Relating to Stock).

The undersigned, an Adult Beneficiary, hereby agrees to be bound by all of the terms and provisions of the Amended and Restated Agreement Relating to Stock.

Dated as of: April 15, 2010.

/s/ Abigail Pritzker Pucker
Abigail Pritzker Pucker

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

WHEREAS, T11M2 HHC, L.L.C., a Delaware limited liability company (“T11M2 HHC”) has acquired shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and the Adult Beneficiaries (as defined in the Amended and Restated Agreement Relating to Stock) entered into that certain Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009 (as the same may be amended from time to time, the “Amended and Restated Agreement Relating to Stock”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Agreement Relating to Stock); and

WHEREAS, in connection with the receipt by T11M2 HHC of Common Stock, T11M2 HHC is executing and delivering this Joinder Agreement.

NOW, THEREFORE, T11M2 HHC adopts the foregoing recitals and, for the benefit of all parties to the Amended and Restated Agreement Relating to Stock, hereby:

1. Acknowledges receipt and review of the Amended and Restated Agreement Relating to Stock; and

2. Contemporaneous with the receipt by T11M2 HHC of Common Stock, joins in and agrees to be bound by the terms and conditions of the Amended and Restated Agreement Relating to Stock and becomes a “Stockholder” for all purposes thereunder.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of August 20, 2010.

T11M2 HHC, L.L.C.

By:	/s/ Ronald D. Wray
Ronald D. Wray Vice President, Treasurer and Secretary

(Signature Page to Joinder Agreement to Amended and Restated Agreement Relating to Stock)

JOINDER AGREEMENT

(Amended and Restated Agreement Relating to Stock)

WHEREAS, G14M2 HHC, L.L.C., a Delaware limited liability company (“G14M2 HHC”) has acquired shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”);

WHEREAS, Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as trustees, and the Adult Beneficiaries (as defined in the Amended and Restated Agreement Relating to Stock) entered into that certain Amended and Restated Agreement Relating to Stock, dated as of October 26, 2009 (as the same may be amended from time to time, the “Amended and Restated Agreement Relating to Stock”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Agreement Relating to Stock); and

WHEREAS, in connection with the receipt by G14M2 HHC of Common Stock, G14M2 HHC is executing and delivering this Joinder Agreement.

NOW, THEREFORE, G14M2 HHC adopts the foregoing recitals and, for the benefit of all parties to the Amended and Restated Agreement Relating to Stock, hereby:

1. Acknowledges receipt and review of the Amended and Restated Agreement Relating to Stock; and

2. Contemporaneous with the receipt by G14M2 HHC of Common Stock, joins in and agrees to be bound by the terms and conditions of the Amended and Restated Agreement Relating to Stock and becomes a “Stockholder” for all purposes thereunder.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of August 20, 2010.

G14M2 HHC, L.L.C.

By:	/s/ Ronald D. Wray
Ronald D. Wray Vice President, Treasurer and Secretary

(Signature Page to Joinder Agreement to Amended and Restated Agreement Relating to Stock)